UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Univest Corporation of Pennsylvania
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14 North Main Street P.O. Box 64197

Souderton, Pennsylvania 18964

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 16, 2013

TO THE HOLDERS OF COMMON STOCK:

The Annual Meeting of Shareholders of Univest Corporation of Pennsylvania will be held on Tuesday, April 16, 2013, at 10:45 a.m., in the Univest Building, 14 North Main Street, Souderton, Pennsylvania.

Univest’s Board of Directors recommends a vote:

1.	FOR the election of two Class II Directors each for a three-year term expiring in 2016 and until their successors are elected and qualified.

2.	FOR the election of three Alternate Directors each for a one-year term expiring in 2014 and until their successors are elected and qualified.

3.	FOR the approval of the Univest 2013 Long-Term Incentive Plan.

4.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2013.

5.	FOR the advisory vote to approve named executive officer compensation as presented in this Proxy Statement.

Such other business, of which none is anticipated, as may properly come before the meeting or any postponements or adjournments thereof will be considered at the annual meeting.

The close of business on February 22, 2013, has been fixed by the Board of Directors as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

The accompanying Proxy Statement forms a part of this notice.

SEPARATE PROXY CARDS ARE ENCLOSED TO SHAREHOLDERS FOR THE PURPOSE OF VOTING ALL THEIR SHARES OF THE CORPORATION’S COMMON STOCK. IT IS IMPORTANT THAT EACH SHAREHOLDER EXERCISE HIS/HER RIGHT TO VOTE. Whether or not you plan to attend the meeting, please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy card and return it in the postage-paid envelope we have provided in order that your shares will be represented at the meeting. If you attend the meeting, you may vote in person. If you need directions to attend the annual meeting, you may contact the Secretary of Univest by telephone at 215-721-8397 or by e-mail at TejklK@univest.net.

By Order of the Board of Directors

WILLIAM S. AICHELE

Chairman

KAREN E. TEJKL

Secretary

March 15, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 16, 2013.

This Proxy Statement, the Notice of Annual Meeting of Shareholders, a form of the Proxy Card and the 2012 Annual Report to Shareholders (which is not a part of the proxy soliciting material) are available at www.ProxyVote.com.

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors (the Board) of Univest Corporation of Pennsylvania (the Corporation or Univest), 14 North Main Street, P.O. Box 64197, Souderton, Pennsylvania 18964, for use at the Annual Meeting of Shareholders to be held April 16, 2013, and at any adjournment thereof. Copies of this Proxy Statement and proxies to vote the Common Stock are being sent to the shareholders on or about March 15, 2013. Any shareholder executing a proxy may revoke it at any time by giving written notice to the Secretary of the Corporation before it is voted. Some of the officers of the Corporation or employees of Univest Bank and Trust Co. (the Bank) and other subsidiary companies or employees of Broadridge, Inc., the Corporation’s transfer agent, may solicit proxies personally and by telephone, if deemed necessary. The Corporation will bear the cost of solicitation and will reimburse brokers or other persons holding shares of the Corporation’s voting stock in their names, or in the names of their nominees, for reasonable expense in forwarding proxy cards and proxy statements to beneficial owners of such stock.

The person named in the proxy will vote in accordance with the instructions of the shareholder executing the proxy, or in the absence of any such instruction, for or against on each matter in accordance with the recommendations of the Board set forth in the proxy.

Univest’s Board of Directors recommends a vote:

1.	FOR the election of two Class II Directors each for a three-year term expiring in 2016 and until their successors are elected and qualified.

2.	FOR the election of three Alternate Directors for a one-year term expiring in 2014 and until their successors are elected and qualified.

3.	FOR the approval of the Univest 2013 Long-Term Incentive Plan.

4.	FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2013.

5.	FOR the advisory vote to approve named executive officer compensation as presented in this Proxy Statement.

The Board has fixed the close of business on February 22, 2013, as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of February 22, 2013, there were 16,805,203 outstanding shares of Common Stock entitled to be voted at the Annual Meeting.

Holders of record of the Corporation’s Common Stock on February 22, 2013 will be entitled to one vote per share on all business of the meeting. The nominees for election as Class II Directors who receive the highest number of votes cast, in person or by proxy, at the meeting will be elected as Class II Directors. The nominees for election as Alternate Directors who receive the highest number of votes cast, in person or by proxy, at the meeting will be elected as Alternate Directors. Shareholders cannot cumulate votes for the election of Directors. The other matters of business listed in this proxy will be decided by the affirmative vote of a majority of all votes cast, in person and by proxy, at the meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the meeting. If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters include the election of Directors, approval of the 2013 Long-term Incentive Plan, and the proposal regarding executive compensation.

As of February 22, 2013, Univest Bank and Trust Co. held 963,231 shares or 5.7% of the Corporation’s outstanding Common Stock in various trust accounts in a fiduciary capacity in its Trust Department. No one trust account has 5% or more of the Corporation’s Common Stock.

A copy of the Annual Report to Shareholders, including financial statements for the year ended December 31, 2012, was mailed on March 15, 2013 to each shareholder of record as of February 22, 2013. The Annual Report is not a part of the proxy soliciting material.

ELECTION OF DIRECTORS AND ALTERNATE DIRECTORS

The person named in the accompanying proxy intends to vote to elect as Directors the nominees listed below in each case, unless authority to vote for Directors is withheld in the proxy. The Bylaws authorize the Board to fix the number of Directors to be elected from time-to-time. By proper motion, it has established the number at two Class II Directors each to be elected for a three-year term expiring in 2016 and three Alternate Directors to be elected for a one-year term expiring in 2014.

The Nominating Committee has recommended the slate of nominees listed below for election as Class II Directors and Alternate Directors. Management has been informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to serve, the persons named in the proxy will vote for the election of such other person or persons as may be designated by the Board, unless the Board reduces the number of directors in accordance with the Corporation’s Bylaws.

The following information, as of February 22, 2013, is provided with respect to the nominees for election to the Board.

Name	Age	Business Experience	Director Since**
Class II Directors (each to be elected for a three-year term expiring at the 2016 Annual Meeting of Shareholders):
William G. Morral, CPA	66	Financial Consultant; Former CFO, Moyer Packing Company	2002
Margaret K. Zook	67	Board Chair, The Penn Foundation; Retired Executive Director, Souderton Mennonite Homes (Retirement Community)	1999

Alternate Directors (each to be elected for a one-year term expiring at the 2014 Annual Meeting of Shareholders):*

Name	Age	Business Experience	Alternate Director Since**
K. Leon Moyer	63	Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank	2005
Thomas Scannapieco	63	President and CEO of Scannapieco Development Corporation (Real Estate Holding, Management & Development)	2013
Jeffrey M. Schweitzer	39	President and Chief Operating Officer of the Corporation and Senior Executive Vice President of the Bank; (Has been employed by the Corporation since 2007, most recently as Chief Financial Officer prior to this position)	2013

The following Directors are not subject to election now as they were elected in prior years for terms expiring in future years.

Name	Age	Business Experience	Director Since**
Class I Director (each continuing for a three-year term expiring at the 2015 Annual Meeting of Shareholders):
William S. Aichele	62	Chairman and CEO of the Corporation and Chairman of the Bank	1990
H. Paul Lewis	69	Retired Executive Vice President of the Bank; Vice President/Sales Agent, Bucks County Commercial Realty, Inc.	2008
Mark A. Schlosser	48	Secretary/Treasurer, Schlosser Steel, Inc.	2005
Class III (each continuing for a three-year term expiring at the 2014 Annual Meeting of Shareholders):
Douglas C. Clemens	56	President, Clemens Food Group	2009
R. Lee Delp	66	Principal, R. L. Delp & Company (Business Consulting)	1994
P. Gregory Shelly	67	President, Shelly Enterprises, Inc. (Building Materials)	1985

*	All nominees are now directors or alternate directors respectively.
**	Dates indicate initial year as a director or alternate director of the Corporation or the Bank.

The following information, as of February 22, 2013, is provided with respect to the Named Executive Officers of the Corporation not serving as a Director or Alternate Director of the Board.

Name	Age	Current Primary Positions	Current Position Since
Duane J. Brobst	60	Executive Vice President and Chief Risk Officer of the Corporation and the Bank; (Has been employed by the Corporation since 1992, most recently as Chief Credit Officer prior to this position)	2008
Kenneth D. Hochstetler	51	Senior Executive Vice President of the Corporation and President of Wealth Management of the Bank	2004

Beneficial Ownership of Directors and Officers

Set forth below is certain information concerning the beneficial ownership of our common stock by each director, each nominee for director, each named executive officer, and all directors and executive officers as a group as of February 22, 2013, the record date. As of February 22, 2013, there were no persons who were the owner of record or who are known by the Board of Directors to be beneficial owners of more than 5% of the Corporation’s common stock.

Name	Number of Shares*	Percent
William S. Aichele (1)	272,066	1.62%
Douglas C. Clemens	11,280	**
R. Lee Delp (2)	12,107	**
H. Paul Lewis	8,257	**
William G. Morral (3)	32,704	**
K. Leon Moyer (4)	140,026	**
Thomas Scannapieco	10,000	**
Mark A. Schlosser (5)	22,276	**
Jeffrey M. Schweitzer (6)	42,445	**
P. Gregory Shelly (7)	132,391	**
Margaret K. Zook	2,260	**
Kenneth D. Hochstetler (8)	72,787	**
Duane J. Brobst (9)	44,739	**
All Directors and Executive Officers as a Group (13 persons)	803,338	4.78%

*	The shares “Beneficially owned” may include shares owned by or for, among others, the spouse and/or minor children of the individuals and any other relative who has the same home as such individual, as well as other shares as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities. No securities are pledged as collateral or security. The table includes shares and options to purchase shares that will vest within 60 days of February 22, 2013.
**	Beneficially owns less than 1% of the outstanding shares of the Common Stock of the Corporation.
(1)	Includes 12,060 shares in the Univest Deferred Salary Savings Plan in which Mr. Aichele has a pecuniary interest. He disclaims beneficial ownership of these shares. Also included are 62,249 shares which may be acquired by the exercise of vested stock options.
(2)	Includes 12,107 shares owned by a member of Mr. Delp’s family. He disclaims beneficial ownership of these shares.
(3)	Includes 3,460 shares owned by members of Mr. Morral’s family and 2,268 shares over which he shares voting and/or investment power. He disclaims beneficial ownership of these shares.
(4)	Includes 6,973 shares owned by members of Mr. Moyer’s family. He disclaims beneficial ownership of these shares. Also included are 31,167 shares which may be acquired by the exercise of vested stock options.
(5)	Includes 21,433 shares over which Mr. Schlosser shares voting and/or investment power and 843 shares owned by a member of his family. He disclaims beneficial interest of these shares.
(6)	Includes 6,833 shares which may be acquired by the exercise of vested stock options.
(7)	Includes 42,861 shares owned by members of Mr. Shelly’s family. He disclaims beneficial ownership of these shares.
(8)	Includes 16,100 shares which may be acquired by the exercise of vested stock options.
(9)	Includes 11,250 shares which may be acquired by the exercise of vested stock options.

Compliance with Section 16 (a) of the Securities Exchange Act of 1934

Section 16 (a) of the Securities Exchange Act of 1934 requires the Corporation’s Directors and Executive Officers, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file with the Securities and Exchange Commission (the SEC) initial reports of ownership and reports of changes in ownership of Common Shares and other equity securities of the Corporation. Officers, Directors and greater than ten percent shareholders are required by SEC regulations to furnish the Corporation with copies of all Section 16 (a) forms they file.

To the Corporation’s knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended December 31, 2012, all Section 16 (a) reports by its Officers, Directors and greater than ten percent beneficial owners were timely filed except reports filed by: Margaret K. Zook for the purchase of 1,000 shares of Common Stock on June 13, 2012 which was inadvertently filed late.

The Board, the Board’s Committees and Their Functions

The Corporation’s Board met ten (10) times during 2012. All of the Directors attended at least 75% of the meetings of the Board and of the committees of which they were members. All Directors are encouraged to attend the annual meeting of shareholders. In 2012, all Directors were present at the annual shareholder’s meeting. The Board has established a number of committees, including the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, each of which is described below.

All shareholder correspondence to the Board may be sent to the Corporation and will be forwarded to the appropriate Board member or committee chair. To contact any Board members or committee chairs, please mail your correspondence to:

Univest Corporation

Attention (Board Member’s name)

Office of the Corporate Secretary

14 N. Main Street

P.O. Box 64197

Souderton, PA 18964

Our Board of Directors determined that all directors, with the exception of Mr. Aichele, are independent within the meaning of the listing standards of the NASDAQ Stock Market and SEC regulations. The Board has determined that a lending relationship resulting from a loan made by the Bank to a director would not affect the determination of independence if the loan complies with Regulation O under the federal banking laws. The Board also determined that maintaining with the Bank a deposit, savings or similar account by a director or any of the director’s affiliates would not affect the determination of independence if the account is maintained on the same terms and conditions as those available to similarly situated customers.

Mr. Aichele is the current Chairman and CEO of the Corporation and is Chairman of the Bank. For more information, see “Related-Party Transactions”

There are no family relationships among our directors or executive officers.

Board of Director Committees for the Fiscal Year Ended December 31, 2012

Board Member	Audit	Compensation	Nominating and Governance
William S. Aichele	—	—	—
Douglas C. Clemens	X	—	—
R. Lee Delp	—	Chairman	Chairman
H. Paul Lewis	X	—	X
William G. Morral	Chairman	X	—
Mark A. Schlosser	—	X	X
P. Gregory Shelly	X	X	X
Margaret K. Zook	—	—	—

Audit Committee

The Audit Committee’s responsibilities include: annual review of and recommendation to the Board for the selection of the Corporation’s independent registered public accounting firm, review with the internal auditors and independent registered public accounting firm the overall scope and plans for the respective audits as well as the results of such audits, and review with management, the internal auditors and independent registered public accounting firm the effectiveness of accounting and financial controls, and interim and annual financial reports. All of the members of the Audit Committee are independent as defined in the listing standards of the NASDAQ Stock Market and SEC regulations.

As of January 1, 2011, William G. Morral was named Chairman of the Audit Committee. The Board has determined that Mr. Morral meets the requirements adopted by the SEC and the NASDAQ Stock Market for qualification as an audit committee financial expert. Mr. Morral has served as a member of the Board since 2002. Mr. Morral is a certified public accountant and has experience in the public accounting field as a former partner at Arthur Young and Co. (now Ernst & Young LLP). Mr. Morral’s past employment experience as Senior Vice President and Chief Financial Officer of Moyer Packing Company for sixteen years included active supervision of finance, accounting, audit, credit, information technology, payables and payroll, providing him with a high level of financial sophistication and a comprehensive knowledge of internal controls and audit committee functions. An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the registrant’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liability that are greater than those that are imposed on such person as a member of the Audit Committee and the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert for purposes of the regulations of the Securities and Exchange Commission does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Additionally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes of Section 11 of the Securities Act of 1933.

The Board approved an updated Audit Committee Charter in February 2013. At the January 2013 meeting of the Audit Committee, the Committee re-approved the Audit and Non-Audit Services Pre-Approval Policy. Copies of these documents may be found on the Corporation’s Web Site: www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (Committee) met five (5) times during 2012. The Committee has reviewed and discussed the audited consolidated financial statements of the Corporation for the year ended December 31, 2012, with the Corporation’s management. The Committee has discussed with KPMG LLP (KPMG), the Corporation’s independent registered public accounting firm for the fiscal year ended December 31, 2012, the matters required to be discussed by Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and SAS No. 99 (Consideration of Fraud in a Financial Statement Audit.)

The Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and the Committee has discussed the independence of KPMG with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board that the Corporation’s audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012 for filing with the Securities and Exchange Commission.

Univest Audit Committee:

William G. Morral, Chairman

Douglas C. Clemens

H. Paul Lewis

P. Gregory Shelly

Ratification of the Appointment of Independent Registered Public Accounting Firm

The audit committee of our board has appointed KPMG LLP as our independent registered public accounting firm for 2013. KPMG LLP was first engaged as our independent registered public accounting firm in 2004 and has audited our financial statements for 2012.

Although shareholder ratification of the appointment of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise, our board has decided to afford our shareholders the opportunity to express their opinions on the matter of our independent registered public accounting firm. Even if the selection is ratified, the audit committee at its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Corporation and our shareholders. If our shareholders do not ratify the appointment, the audit committee will take that fact into consideration, together with such other facts as it deems relevant, in determining its next selection of an independent registered public accounting firm.

A representative from KPMG, as independent registered public accounting firm for the current fiscal year, is expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional services rendered by KPMG for the integrated audit, including an audit of the Corporation’s annual financial statements and internal controls over financial reporting, and fees billed for other services rendered by KPMG:

	2012	2011(3)
Audit Fees: Annual Report and Quarterly Reviews	$601,536	$632,860
Audit Related Fees (1)	153,000	137,107
Tax Fees (2)	100,608	102,989

Total Fees	$855,144	$872,956

(1)	Includes audit of benefit plans, broker-dealer FOCUS report audit, HUD report audit and student loan agreed upon procedures; 100% of these fees were approved pursuant to the Audit Committee’s pre-approval policy and procedures.
(2)	Includes preparation of federal and state tax returns and tax compliance issues; 100% of these fees were approved pursuant to the Audit Committee’s pre-approval policy and procedures.
(3)	Prior period information has been revised to include fees billed and paid for the 2011 audit after the preparation of the 2012 Proxy Statement.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The principal objective of the Corporation is to maximize shareholder value through the development and enhancement of the Corporation’s business operations. To further that objective, the Corporation’s executive compensation program is designed to:

•

Attract and retain employees in leadership positions in the Corporation by recognizing the importance of these individuals in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement: “To be the best integrated financial solutions provider in the market.” These key statements are critical in keeping us focused on our short-term and long-term goals for the success of the Corporation.

•

Support strategic performance objectives through the use of compensation programs. The goal of the executive compensation program is to provide the executive with a total compensation package competitive with the market and industry in which the Corporation operates, and to promote the long-term goals, stability and performance of the Corporation. By doing this, we will align the interests of management with those of our shareholders.

•	Support the Corporation’s management development and succession plans.

•	Create a mutuality of interest between executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision-making.

•	Require executives to acquire substantial levels of ownership of Corporation stock in order to better align the executives’ interests with those of the shareholders’ through a variety of plans.

•	Ensure, to the extent possible, that compensation has been and will continue to be tax deductible.

An executive’s total incentive compensation is composed of three primary components: base salary compensation, annual incentive compensation, and long-term incentive compensation. Each component is based on individual and group performance factors, which are measured objectively and subjectively by the Compensation Committee. Although there are no formal guidelines with respect to the amount of each named executive officer’s compensation that is in the form of base salary, annual incentive compensation and long-term incentive compensation, in general the compensation program results in the approximate following payouts:

	Base Salary	Annual Incentive Compensation	Long-Term Incentive Compensation	Total Compensation
CEO – Corporation	50.0%	25.0%	25.0%	100.0%
CEO – Bank	50.0%	20.0%	30.0%	100.0%
SEVP	50.0%	20.0%	30.0%	100.0%
EVP	65.0%	15.0%	20.0%	100.0%

As a result of the annual incentive paid for 2012 being below target, the actual payout of total compensation to the named executive officers for 2012, consisting of base salary, annual incentive compensation and long-term incentive stock option and restricted stock grants, differed from the table above and was as follows:

	Base Salary	Annual Incentive Compensation	Long-Term Incentive Compensation	Total Compensation
CEO – Corporation	48.5%	19.8%	31.7%	100.0%
CEO – Bank	51.0%	16.6%	32.4%	100.0%
SEVP	55.9% – 61.7%	15.9% - 17.6%	20.7% - 28.7%	100.0%
EVP	69.9%	14.2%	15.9%	100.0%

Payouts under the Annual Incentive Compensation plan are generally made in cash, although they may be made in stock, and long-term incentive compensation awards are normally in the form of restricted stock and/or stock options.

BASE SALARY COMPENSATION

The Compensation Committee’s approach is to offer competitive salaries in comparison with market practices. The Committee annually examines market compensation levels and trends observed in the labor market. For its purposes, the Compensation Committee has defined the labor markets as the pool of executives who are currently employed in similar positions in companies with similar asset size, with special emphasis placed on salaries paid by companies that constitute the banking industry. Market information is used as a frame of reference for annual salary adjustments and starting salaries.

The Compensation Committee makes salary decisions in a structured annual review. The Compensation Committee considers decision-making responsibilities, experience, work performance and achievement of key goals, and team-building skills of each position as the most important measurement factors in its annual reviews. To help quantify these measures, the committee has enlisted the assistance of an independent compensation consultant. Base salaries are determined by considering the experience and responsibilities of the individual executive officer with a target of paying at the median (50%) level of our peer group adjusted for overall performance of the individual executive. Base salaries are adjusted annually and are in effect for the period January 1 through December 31.

During 2012, the Corporation engaged Mosteller & Associates to accumulate comparative data on the Corporation’s peer group which the Compensation Committee utilized in adjusting the base salary of its executive group. The Corporation’s peer group, eighteen (18) institutions of similar asset size and regional location, consists of: Beneficial Mutual Bancorp, Inc.; Independent Bank Corp.; S&T Bancorp, Inc.; WSFS Financial Corporation; Sandy Spring Bancorp, Inc.; Tompkins Financial Corporation; Washington Trust Bancorp, Inc.; Lakeland Bancorp, Inc.; Metro Bancorp, Inc.; First Defiance Financial Corp.; OceanFirst Financial Corp.; Peoples Bancorp, Inc.; ESB Financial Corporation; Arrow Financial Corp.; First United Corporation; Alliance Financial Corp.; Bryn Mawr Bank Corporation; and Orrstown Financial Services, Inc.

In November 2012, the Compensation Committee met and reviewed the performance of the named executive officers with the Chief Executive Officer to determine increases in base salary compensation for 2013. The Committee also met in executive session without the Chief Executive Officer present, to discuss the individual performance of the CEO. Increases in base salary compensation for 2013 were based on individual performance, increased responsibilities of a named executive officer and the selected peer group compensation review along with market analysis, which provides a broader view of compensation practices than the more limited peer group represented by the proxy study performed by the Corporation’s independent compensation consultants.

Below outlines the increases in base salary compensation for 2013 approved by the Compensation Committee:

Executive	2013 Base Salary	2012 Base Salary	% Increase
William S. Aichele	$475,000	$475,000	0.00%
K. Leon Moyer	$325,000	$310,000	4.84%
Jeffrey M. Schweitzer	$320,000	$285,000	12.28%
Kenneth D. Hochstetler	$259,000	$249,000	4.02%
Duane J. Brobst	$189,000	$185,000	2.16%

Effective January 2, 2013, Mr. Aichele relinquished his duties as President of the Corporation to Mr. Schweitzer who was promoted to President and Chief Operating Officer of the Corporation; and Michael S. Keim was promoted to Executive Vice President, Chief Financial Officer of the Corporation. Mr. Schweitzer’s increase in base salary for 2013 is reflective of both merit and his increased responsibilities. Mr. Keim’s base salary for 2013 is $240,000.

Compensation for Group Life Insurance premiums, hospitalization and medical plans, and other personal benefits are provided to all full-time employees and part-time employees averaging a certain number of hours and do not discriminate in favor of officers of the Corporation or its subsidiaries.

ANNUAL INCENTIVES

Univest established a non-equity annual incentive plan to reward executive officers for achieving annual financial objectives. The weighted financial measures and related targets for the plan are set in the preceding fiscal year by the Compensation Committee. The annual incentive program consists primarily of cash bonuses paid for: 1) individual performance to reinforce the critical focus of our executive officers on certain annual objectives that have significant impact on our long-term performance strategy; and 2) meeting annual Corporation performance goals (annual net income, efficiency ratio, return on average assets, return on average equity or other annual performance targets as set by the Compensation Committee). An executive may receive up to 50% of their annual incentive bonus in shares of the Corporation’s stock which the Corporation will match with a restricted stock grant. The restricted stock grant will vest ratably over a five-year period. The purpose of this deferral option is to further align the executive’s interests with those of the shareholders, promote retention and keep the executive focused on the long-term viability, performance and stability of the Corporation.

For the year-ended December 31, 2012, based on the projected performance goals, the Threshold was set at a 40% payout, the Target was established at a 100% payout and Optimum was established at a 150% payout; if the projected performance goals are less than the established threshold amounts, there is no payout. For example, if the incentive reward is established at 50% of the executive’s year-to-date base salary: the Threshold payout would be 40% of that incentive or 20%; the Target payout would be 100% of that incentive or 50%; and the Optimum payout would be 150% of that incentive or 75%. Understanding that actual results will not equal the Target, Threshold or Optimum goals exactly, the payout under the Annual Incentive Compensation plan will be interpolated based on actual results compared to Threshold, Target and Optimum. Performance above Optimum will be interpolated using one-half the rate of increase used for Target to Optimum.

The Annual Incentive Compensation plan provides for laddered payouts based on actual results compared to Target and by Officer Category as detailed in the table below. Category 1 is the CEO of the Corporation, Category 2 is the CEO of the Bank and the President and Chief Operating Officer of the Corporation, Category 3 is any Senior Executive Vice President of the Corporation and Category 4 is any Executive Vice President of the Corporation or Bank. In conjunction with his promotion to President and Chief Operating Officer of the Corporation, Mr. Schweitzer will move to Category 2 in 2013.

	Threshold	Target	Optimum
Category 1	20.0%	50.0%	75.0%
Category 2	16.0%	40.0%	60.0%
Category 3	14.0%	35.0%	52.5%
Category 4	10.0%	25.0%	37.5%

Note:	Above percentages are a percent of base salary.

The payout under the Annual Incentive Compensation plan will occur during February of each year for which a payout is made. The payout will be based 25% on the performance of the individual and their contribution to the Corporation in the particular year and 75% on the achievement of Corporation performance targets for the year. Each individual performance metric will have a None, Threshold, Target and Optimum component.

The Corporate performance metrics which will be measured each have a 25% weighting and will be:

•	Net Income

•	Return on average assets

•	Return on average equity

•	Efficiency ratio

Recognizing that unforeseen events in the economy could have an impact on yearly performance of the Corporation, but still result in the Corporation, through focused and disciplined management, exceeding the performance of its Select Peer Group, as determined by the Board of Directors, which consists of all publicly traded Mid-Atlantic (defined as Pennsylvania, New York, New Jersey, Delaware, Maryland and the District of Columbia) banks, thrifts and savings institutions between $1 billion and $5 billion in total assets, the Annual Incentive Compensation Plan also has a Peer Performance Lever. The Compensation Committee has the discretion to pay out at the Threshold level, even if the Corporation’s performance does not meet Threshold levels, if the Corporation’s performance exceeds 50% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended. Additionally, the Compensation Committee has the discretion to pay out at the Target level, even if the Corporation’s performance does not meet Target levels, if the Corporation’s performance exceeds 80% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended. Finally, the Compensation Committee has the discretion to not pay out the Annual Incentive Compensation if the Corporation’s performance does not exceed 40% of the Select Peer Group performance with respect to Return on Average Assets and Return on Average Equity, blended.

The financial targets set by the Compensation Committee for 2012 for the Annual Incentive Compensation component of executive compensation were as follows:

Performance Metric	Threshold	Target (Plan)	Optimum
Net Income (000’s)	$16,392	$20,490	$24,588
Return on Average Assets	0.77%	0.96%	1.15%
Return on Average Equity	5.87%	7.34%	8.81%
Efficiency Ratio	64.07%	61.57%	59.07%

In January 2013, the Compensation Committee reviewed the Corporation’s performance compared to the targets established for 2012. Univest achieved net income of $20.9 million, which was between the target and optimum levels; return on average assets of 0.95%, which was between the threshold and target levels; return on average equity of 7.39%, which was between the target and optimum levels; and an efficiency ratio of 64.09%, which was below the threshold level. As a result, a cash bonus was paid to the named executive officers of the Corporation for 2012 at 80.84% of the targeted payout level depending on individual performance.

LONG-TERM INCENTIVES

Stock-Based Compensation

The long-term incentive program consists primarily of stock options and restricted stock grants, which are granted based on the Corporation’s performance compared to its selected peers with respect to certain financial measures. The purpose of the program is to align management’s interests with those of our shareholders, promote employee retention and also to ensure management’s focus on the long-term stability and performance of the Corporation. The Corporation’s target is to pay out incentive compensation, both short-term and long-term, at the median (50%) level of our peer group.

At the Annual Meeting in 2003, the shareholders approved the Univest 2003 Long-Term Incentive Plan; at the Annual Meeting in 2008, the shareholders approved the Amended and Restated Univest 2003 Long-term Incentive Plan. The purpose of the plan is to enable employees of the Corporation to: (i) own shares of stock in the Corporation, (ii) participate in the shareholder value which has been created, (iii) have a mutuality of interest with other shareholders and (iv) enable the Corporation to attract, retain and motivate key employees of particular merit. Participation in the 2003 Long-Term Incentive Plan is determined by the Compensation Committee. The plan authorizes the Committee to grant both stock and/or cash-based awards through incentive and non-qualified stock options, stock appreciation rights, restricted stock, and/or long-term performance awards to participants. With respect to these grants, 1,500,000 shares were set aside for these long-term incentives. At the time of an award grant, the Committee will determine the type of award to be made and the specific conditions upon which an award will be granted (i.e. term, vesting, performance criteria, etc.).

Upon a change in control: any stock appreciation rights outstanding for at least six months and any stock options awarded which have been held for at least six months shall become fully vested and exercisable; restrictions applicable to any restricted stock award shall lapse and such shares shall be deemed fully vested; the value of all outstanding stock options, stock appreciation rights and restricted stock awards shall be cashed out on the basis of their fair market value; and any outstanding long-term performance awards shall be vested and paid out based on the prorated target results for the performance periods in question.

Long-term incentive compensation consists of a combination of stock options and performance-based restricted stock. The granting of options is anticipated to occur annually, at the discretion of the Compensation Committee, on January 31 and is not contingent on the achievement of annual targets described under Annual Incentive Compensation. The number of options to be granted each year will be determined by the Compensation Committee.

On January 31, 2013, the Compensation Committee approved the granting of stock options to the following named executives:

Executive	Stock Options Granted
William S. Aichele	9,000 shares
K. Leon Moyer	7,000 shares
Jeffrey M. Schweitzer	7,000 shares
Kenneth D. Hochstetler	4,500 shares
Duane J. Brobst	2,000 shares

Performance-based restricted stock grants are anticipated to be granted each year on January 31 based on the Top Quintile performance as detailed in the chart below. The performance-based restricted stock will vest on February 15th after three years of performance (i.e. restricted stock granted on January 31, 2013 will vest on February 15, 2016) based on the Corporation’s performance compared to its Select Peer Group with respect to three-year average Return on Average Assets and Return on Average Equity, blended.

	Top Quintile 80% - 100%	2nd Quintile 60% - 80%	3rd Quintile 40% - 60%
Category 1	7,500	5,000	2,500
Category 2	5,625	3,750	1,875
Category 3	3,750	2,500	1,250
Category 4	2,250	1,500	750

On January 31, 2013, the Compensation Committee approved the granting of performance-based restricted stock to the following named executives:

Executive	Shares of Restricted Stock Granted
William S. Aichele	7,500 shares
K. Leon Moyer	5,625 shares
Jeffrey M. Schweitzer	5,625 shares
Kenneth D. Hochstetler	3,750 shares
Duane J. Brobst	2,250 shares

Post-Retirement Plans

Univest provides a qualified pension plan to all employees hired prior to December 7, 2009, and non-qualified pension plans for certain executive officers. The Defined Benefit Pension Plan (DBPP) is a nondiscriminatory retirement plan which qualifies under the Internal Revenue Code. The DBPP is a noncontributory defined benefit retirement plan covering substantially all employees of the Corporation and its wholly owned subsidiaries. To be eligible for the DBPP, employees must complete one year of service (defined as working more than 1,000 hours) and attain age 21. The DBPP is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). The DBPP is administered by a Pension Committee appointed by the Board of Directors of the Corporation. The Pension Committee has appointed Univest Bank and Trust Co., a wholly owned subsidiary of the Corporation, as trustee of the DBPP. Employer contributions are based on amounts required to be funded under the provisions of ERISA. No contributions are required or permitted by the participants. Entrance into the DBPP was frozen to new entrants as of December 7, 2009.

On June 24, 2009, the Compensation Committee of the Board of Directors of the Corporation resolved that effective December 31, 2009, the benefits under the DBPP, in its current form, would be frozen and the current plan would be amended and converted to a cash balance plan under which employees would continue to receive future benefits in accordance with the provisions of the cash balance plan.

The normal retirement date is the first day of the month in which the participant’s 65th birthday occurs and he/she has completed five years of credited service. Prior to December 31, 2009, the normal annual retirement benefit amount accrued as 1.5% of average earnings for each year of credited service up to 20 years plus 0.5% of average earnings for each year of credited service in excess of 20, plus 0.25% of average earnings in excess of the average Social Security wage base for each year of credited service up to 35 years.

Benefits under the cash balance plan will be credited to the employees’ account based on the following formula:

Years of Service	Annual Benefit Credited
0 – 10	3% of salary
11– 20	5% of salary
21 +	7% of salary

Additionally, annually the employees’ account will be credited with a guaranteed return of the ten year Treasury note rate plus 1% not to exceed the 30 year Treasury note rate. To not penalize long-term employees of the Corporation, for employees over the age of 55 with over 20 years of service on December 31, 2009, the annual retirement benefit is guaranteed to be the higher of the benefit attributable to the formula under the DBBP or the new cash benefit account.

Each participant who has at least 10 years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to the participant’s normal retirement age. These participants who elect and qualify for early retirement are considered fully vested by the DBPP. Prior to the cash balance plan conversion, the early retirement benefit is based on credited service and average earnings at early retirement date without reduction on the date when the participant’s age plus years of service equal 85, but not before age 62 or after age 65. Benefits are reduced from that retirement date by 1/15th per year for the first five years and 1/30th per year thereafter to age 55.

Participants are not vested until they have completed five years of service, at which time they become fully vested in the DBPP. Participants will not be vested until they have completed three years of service, at which time they will become fully vested in the cash balance plan. Participants may elect to receive pension benefits in the form of a joint and survivor annuity, a life annuity, or a lump-sum payment.

A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death.

While the Corporation has not expressed any intent to do so, the DBPP/cash balance plan may be discontinued at any time, subject to the provisions of ERISA. In the event such discontinuance results in termination of the DBPP/cash balance plan, the DBPP/cash balance plan provides that the net assets of the plan shall be allocated among the participants in the order provided for in ERISA. To the extent there are unfunded vested benefits other than benefits becoming vested by virtue of termination of the DBPP/cash balance plan, ERISA provides that such benefits are payable to participants by the Pension Benefit Guaranty Corporation (PBGC) up to specified limitations.

Should the DBPP/cash balance plan terminate at some future time, its assets generally will not be available on a pro rata basis to provide participants’ benefits. Whether a particular participant’s accumulated plan benefits will be paid depends on both the priority of those benefits and the level of benefits guaranteed by the PBGC at that time. Some benefits may be fully or partially provided for by the then-existing assets and the PBGC guaranty while other benefits may not be provided for at all.

The non-qualified plans include a Supplemental Retirement Plan and a Supplemental Non-Qualified Pension Plan inclusive of a Medical Reimbursement Plan and Split-Dollar Life Insurance. These non-qualified plans generally provide an additional retirement benefit paid to the employee beginning at age 65 for a term between 10 and 15 years, plus death benefits. An employee, upon attaining the age of 60, may elect early retirement and be entitled to receive this benefit based upon the employee’s accrual balance as of the early retirement date.

The Supplemental Retirement Plan (SERP) was established in 1994 for employees whose date of hire was prior to January 1, 1994, were a current participant in the qualified pension plan for at least five years and whose benefit under the qualified pension plan was affected by the changes made to the Internal Revenue Code Section 401(a)(17) as enacted in the Omnibus Budget Reconciliation Act of 1993. The SERP establishes a payment to the participant that equates to the difference between: the payment amount of the qualified plan retirement benefit to which the participant would have been entitled under the qualified plan if such benefit were computed subject to Code Section 401(a)(17) as in effect prior to the effective date of the Omnibus Budget Reconciliation Act of 1993; and the amount of the qualified plan retirement benefit actually payable to the participant. Under a change in control, no termination of the SERP shall directly or indirectly deprive any current or former participant or surviving spouse of all or any portion of the SERP benefit which has commenced prior to the effective date of such change in control.

The Supplemental Non-Qualified Pension Plan (SNQPP) was established in 1981 for employees who have served for several years, with ability and distinction, in one of the primary policy-making senior level positions at Univest, with the understanding that the future growth and continued success of Univest’s business may well reflect the continued services to be rendered by these employees and Univest’s desire to be reasonably assured that these employees will continue to serve and realizing that if these employees would enter into competition with Univest, it would suffer severe financial loss. The SNQPP was established prior to the existence of a 401K Deferred Savings Plan, the Employee Stock Purchase Plan and the Long-Term Incentive Plans and therefore is not actively offered to new participants. At the age of 65 years, covered employees will receive annual payments equivalent to fifty percent of their annual salary at their retirement date, adjusted annually thereafter by a percentage of the change in the Consumer Price Index (CPI). Between the ages of 60 and 65, covered employees may choose early retirement and receive payments under the SNQPP based on the employee’s accrual balance, adjusted annually thereafter by a percentage of the change in the CPI. The benefit period is a maximum of fifteen years. Benefits will continue to be paid to the employee’s beneficiary upon the employee’s death for the remainder of the benefit period. Payments under the SNQPP are capped each year and adjusted annually by a percentage of the change in the CPI. In 2012 the maximum benefit payable was $115,640. Upon a change in control, the covered employee is entitled to a lump sum benefit equal to the present value of the employee’s accrued balance using the ten-year Treasury yield. Upon a change in control where Univest is not the surviving company, the SNQPP is not automatically terminated and the obligations under the SNQPP become the obligations of the surviving company. The SNQPP contains a non-compete clause under which payments will be forfeited by those covered retirees and employees who compete with Univest.

The SNQPP also includes a Medical Reimbursement Plan providing covered employees, who maintain a medical insurance policy during retirement, reimbursements for uncovered medical expenses up to $5,000 per annum during the benefit period.

During 2000, Univest purchased Bank Owned Life Insurance (BOLI) to offset the funding needs of future obligations under these non-qualified pension plans. The SNQPP includes a Split-Dollar Agreement which provides the covered employee’s beneficiary a fixed dollar amount of the death proceeds under the BOLI. The fixed dollar amounts payable range between $200,000 and $250,000.

Income tax regulations require the inclusion of nonqualified deferred compensation benefits as wages for Social Security and Medicare tax purposes. The non-qualified plan benefits and vesting provisions are reviewed annually, the covered employees’ Social Security and Medicare wages reflect includable nonqualified deferred compensation, and appropriate taxes are withheld.

On an optional basis, all officers and employees who have attained the age of 18 and have completed one month of continuous service may participate in the Deferred Salary Savings Plan (DSSP). In the year 2012, participants could defer up to a maximum of $17,000 if under age 50 and $22,500 if at least age 50 by December 31. After employees complete 6 months of service, the Corporation or its subsidiaries will make a matching contribution of 50% of the first 6% of the participant’s salary. All contributions are invested via a trust. The Corporation’s matching contributions for 2012, 2011 and 2010, amounted to $666,521, $638,723 and $588,235, respectively. The matching contributions are vested at 50% at the end of two years, 75% at the end of three years, and 100% at the end of four years. Benefit payments normally are made in connection with a participant’s retirement. The DSSP permits early withdrawal of the money under certain circumstances. Under current Internal Revenue Service regulations, the amount contributed to the plan and the earnings on those contributions are not subject to Federal income tax until they are withdrawn from the plan.

OTHER PERQUISITES

Certain named executive officers receive expense allowances, a car allowance and/or country club membership dues. These perquisites are determined by the Compensation Committee under the same methodologies for and in conjunction with base salary compensation. Univest also provides certain named executive officers with personal tax preparation services; these services are provided by a Certified Public Accounting firm other than Univest’s Independent Registered Public Accounting Firm, KPMG LLP.

FUTURE COMPENSATION DETERMINATION

The Committee will continue to reassess Univest’s executive compensation program in order to ensure that it promotes the long-term objectives of Univest, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts and retains top-level executives who will manage strategically in 2013 and beyond.

TAX CONSIDERATIONS

Internal Revenue Code Section 162(m) imposes a limitation on the deduction for certain executive officers’ compensation unless certain requirements are met. The Corporation and the Compensation Committee have carefully considered the impact of these tax laws and have taken certain actions intended to preserve the Corporation’s tax deduction with respect to any affected compensation.

CONCLUSION

Through the programs described above, a significant portion of the Corporation’s executive compensation is linked directly to individual and corporate performance and growth in shareholder value. The Committee intends to continue the policy of linking executive compensation to individual and corporate performance and growth in shareholder value, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

The Summary Compensation Table, which is shown on Page 17 and is mandated by SEC rules, contains a mix of earned and target pay, and several items that are driven by accounting and actuarial assumptions. Earned amounts shown under stock and option awards are determined at grant date fair values which may be worth more, less, or even nothing when vested or paid. Therefore, the Corporation is including the following table which sets forth for the fiscal years ending December 31, 2012, 2011 and 2010, the compensation which the Corporation and its subsidiaries’ principal executive officer, principal financial officer and three other named executive officers realized. These realized amounts equate to the amount reported as Gross Pay on the named executive officer’s Form W-2 less the portion of nonqualified deferred compensation benefits, which under income tax regulations are required to be included as wages for Social Security and Medicare tax purposes only. This table is not intended to be a substitute for the Summary Compensation Table shown below and should be read in conjunction with the “Compensation Discussion and Analysis” section of this Proxy Statement.

REALIZED COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (a)	Option Awards (b)	Non-Equity Incentive Plan Compensation (c)	All Other Compensation (d)	Total
William S. Aichele, Chairman and CEO of the Corporation and Chairman of the Bank	2012	$475,000	$-0-	$153,762	$-0-	$320,285	$65,401	$1,014,448
	2011	460,000	-0-	64,664	-0-	184,135	23,216	732,015
	2010	450,000	-0-	47,054	-0-	-0-	20,926	517,980
K. Leon Moyer, Vice Chairman of the Corporation and President and CEO of the Bank	2012	310,000	-0-	93,943	-0-	167,105	40,415	611,463
	2011	300,000	-0-	28,195	-0-	95,914	12,403	436,512
	2010	293,000	-0-	23,105	-0-	-0-	11,208	327,313
Jeffrey M. Schweitzer, CPA, President and COO of the Corporation and Senior Executive Vice President of the Bank	2012	275,000	-0-	36,734	-0-	119,411	12,257	452,402
	2011	245,000	-0-	13,710	-0-	45,011	6,150	309,871
	2010	220,000	-0-	7,961	-0-	-0-	6,150	234,111
Kenneth D. Hochstetler, Senior Executive Vice President of the Corporation; and President of Wealth Management of the Bank	2012	249,000	-0-	55,789	-0-	101,594	25,259	431,642
	2011	229,000	-0-	11,971	-0-	52,990	7,163	301,124
	2010	185,000	-0-	9,890	-0-	-0-	6,820	201,710
Duane J. Brobst, Executive Vice President and Chief Risk Officer of the Corporation and of the Bank	2012	185,000	-0-	35,145	-0-	57,040	14,155	291,340
	2011	180,000	-0-	12,476	-0-	36,009	6,150	234,635
	2010	176,000	-0-	9,172	-0-	-0-	6,150	191,322

(a)	The intrinsic value of stock awards that vested during the year based on the market value of the common stock underlying such awards on the vesting date.
(b)	The intrinsic value of stock options exercised during the year base on the difference between the market value of the common stock and the exercise price of such options on the exercise date.
(c)	The non-equity incentives paid during the year (awards for a given year are usually paid during the first quarter of the following year.)
(d)	Other compensation differs from the Summary of Compensation Table due to amounts contributed by the Corporation as Deferred Salary Savings Plan (401(k)) matches and premiums on life and disability insurance, which are benefits provided to all employees.

The following tables set forth for the fiscal years ending December 31, 2012, 2011 and 2010, the compensation which the Corporation and its subsidiaries’ principal executive officer, principal financial officer and three other named executive officers earned. These tables should be read in conjunction with the “Compensation Discussion and Analysis” section of this Proxy Statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (a)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation (b)	Total
William S. Aichele, Chairman and CEO of the Corporation and Chairman of the Bank	2012	$475,000	$-0-	$271,127	$39,243	$193,411	$656,544	$84,460	$1,719,785
	2011	460,000	-0-	221,320	51,468	320,285	484,488	40,479	1,578,040
	2010	450,000	-0-	283,724	-0-	184,135	163,781	39,407	1,121,047
K. Leon Moyer, Vice Chairman of the Corporation and President and CEO of the Bank	2012	310,000	-0-	166,794	30,522	100,981	534,258	51,441	1,193,996
	2011	300,000	-0-	144,896	40,031	167,105	393,392	21,496	1,066,920
	2010	293,000	-0-	163,354	-0-	95,914	120,721	20,444	693,433
Jeffrey M. Schweitzer, CPA, President and COO of the Corporation and Senior Executive Vice President of the Bank	2012	275,000	-0-	72,490	19,621	78,382	31,845	25,555	502,893
	2011	245,000	-0-	67,623	25,734	119,411	15,359	9,739	482,866
	2010	220,000	-0-	76,684	-0-	45,011	-0-	10,457	352,152
Kenneth D. Hochstetler, Senior Executive Vice President of the Corporation; and President of Wealth Management of the Bank	2012	249,000	-0-	106,292	19,621	70,972	65,269	33,597	544,751
	2011	229,000	-0-	91,110	25,734	101,594	61,807	15,184	524,429
	2010	185,000	-0-	91,820	-0-	52,990	978	13,571	344,359
Duane J. Brobst, Executive Vice President and Chief Risk Officer of the Corporation and of the Bank	2012	185,000	-0-	33,300	8,721	37,664	67,722	19,504	351,911
	2011	180,000	-0-	38,779	11,437	57,040	55,471	10,905	353,632
	2010	176,000	-0-	69,248	-0-	36,009	2,958	11,971	296,186

(a)	Represents the fair value for all stock options granted during 2012, 2011 and 2010, respectively. Assumptions used in calculating the fair value on these stock options are set forth in Note 11 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2012.
(b)	Includes Deferred Salary Savings Plan (401(k)) company matching contributions, dividends on unvested restricted stock awards, life insurance premiums, imputed income on split dollar life insurance plans, expense allowance, personal tax preparation services, service awards, and country club membership dues. Mr. Aichele’s 2012 balance includes $39,750 and Mr. Moyer’s 2012 balance included $25,477 in dividends received on unvested restricted stock awards.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Possible Future Payouts Under Non-equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Stock Awards: Number of Shares of		All Other Option Awards: Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Stock or Units (#)		Underlying Options (#)	Awards ($/Share)	and Awards
William S. Aichele	1/31/12	$95,000	$237,500	$356,250	N/A	N/A	N/A	7,500	(b)	9,000	$14.80	$150,243
	2/09/12							9,915	(c)	-0-	N/A	160,127
K. Leon Moyer	1/31/12	52,000	130,000	195,000	N/A	N/A	N/A	5,625	(b)	7,000	14.80	113,772
	2/09/12							5,173	(c)	-0-	N/A	83,544
Jeffrey M. Schweitzer	1/31/12	51,200	128,000	192,000	N/A	N/A	N/A	3,750	(b)	4,500	14.80	75,121
	2/09/12							1,052	(c)	-0-	N/A	16,990
Kenneth D. Hochstetler	1/31/12	36,260	90,650	135,975	N/A	N/A	N/A	3,750	(b)	4,500	14.80	75,121
	2/09/12							3,145	(c)	-0-	N/A	50,792
Duane J. Brobst	1/31/12	18,900	47,250	70,875	N/A	N/A	N/A	2,250	(b)	2,000	14.80	42,021

(a)	The named executive officers may elect to receive up to 50% of their annual incentive compensation (listed under “Estimated Possible Future Payouts Under Non-equity Incentive Plan Awards”) in the form of the Corporation’s stock which will be matched by the Corporation in the form of a restricted stock grant which will vest ratably over a five-year period. For presentation purposes, it is assumed that the named executive officers will not make the 50% election.
(b)	These are performance-based awards which will vest based upon the Corporation’s performance against its peers over the next three years. Actual shares that vest may change from the above table based on performance. Dividends are paid on the shares but must be invested in the dividend reinvestment plan and are not eligible for cash payout. The shares granted are eligible for voting.
(c)	The named executive officers elected to receive up to 50% of their 2011 annual incentive compensation in the form of the Corporation’s stock which was matched by the Corporation in the form of a restricted stock grant which will vest ratably over a five-year period.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards (a)						Stock Awards
	Option Award Grant Date	Number of Securities Under- lying Unexer- cised Options (#) Exercis- able	Number of Securities Under- lying Unexer- cised Options (#) Unexercis- able	Equity Incentive Plan Awards: Number of Securities Under- lying Unexer- cised Unearned Options (#)	Option Exercise Price ($)	Option Expira- tion Date	Stock Award Grant Date		Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Un- earned Shares, Units or Other Rights that have not Vested ($)
William S. Aichele (a)	12/31/03	20,249	-0-	-0-	$28.27	12/31/13	1/31/08		400	$6,840	-0-	$-0-
	12/31/05	15,000	-0-	-0-	24.27	12/30/15	2/02/09		922	15,766	-0-	-0-
	12/31/07	24,000	-0-	3,000	21.11	12/31/17	1/31/10	(1)	7,500	128,250	-0-	-0-
	1/31/11	-0-	-0-	9,000	17.24	1/31/21	1/31/10	(2)	2,879	49,231	-0-	-0-
	1/31/12	-0-	-0-	9,000	14.80	1/31/22	1/31/11		7,500	128,250	-0-	-0-
							2/10/11		4,161	71,153	-0-	-0-
							1/31/12		7,500	128,250	-0-	-0-
							2/09/12		9,915	169,547	-0-	-0-
K. Leon Moyer (a)	12/31/03	6,000	-0-	-0-	28.27	12/31/13	1/31/08		174	2,975	-0-	-0-
	12/31/05	7,500	-0-	-0-	24.27	12/30/15	2/02/09		466	7,967	-0-	-0-
	12/31/07	12,000	-0-	1,500	21.11	12/31/17	1/31/10	(1)	5,625	96,188	-0-	-0-
	1/31/09	1,666	-0-	3,334	22.90	1/31/19	1/31/10	(2)	1,222	20,896	-0-	-0-
	1/31/11	-0-	-0-	7,000	17.24	1/31/21	1/31/11		5,625	96,188	-0-	-0-
	1/31/12	-0-	-0-	7,000	14.80	1/31/22	2/10/11		2,168	37,073	-0-	-0-
							1/31/12		5,625	96,188	-0-	-0-
							2/09/12		5,173	88,458	-0-	-0-
Jeffrey M. Schweitzer	12/31/07	5,333	-0-	667	21.11	12/31/17	1/31/08		25	428	-0-	-0-
	1/31/11	-0-	-0-	4,500	17.24	1/31/21	2/02/09		131	2,240	-0-	-0-
	1/31/12	-0-	-0-	4,500	14.80	1/31/22	1/31/10	(1)	2,250	38,475	-0-	-0-
							1/31/10	(2)	704	12,038	-0-	-0-
							1/31/11		3,750	64,125	-0-	-0-
							2/10/11		136	2,326	-0-	-0-
							1/31/12		3,750	64,125	-0-	-0-
							2/09/12		1,052	17,989	-0-	-0-
Kenneth D. Hochstetler	12/31/03	2,100	-0-	-0-	28.27	12/31/13	1/31/08		76	1,300	-0-	-0-
	12/31/05	3,000	-0-	-0-	24.27	12/30/15	2/02/09		250	4,275	-0-	-0-
	12/31/07	5,333	-0-	667	21.11	12/31/17	1/31/10	(1)	3,750	64,125	-0-	-0-
	1/31/09	2,501	-0-	2,499	22.90	1/31/19	1/31/10	(2)	491	8,396	-0-	-0-
	1/31/11	-0-	-0-	4,500	17.24	1/31/21	1/31/11		3,750	64,125	-0-	-0-
	1/31/12	-0-	-0-	4,500	14.80	1/31/22	2/10/11		1,197	20,469	-0-	-0-
							1/31/12		3,750	64,125	-0-	-0-
							2/09/12		3,145	53,780	-0-	-0-
Duane J. Brobst	12/31/03	2,250	-0-	-0-	28.27	12/31/13	1/31/08		71	1,214	-0-	-0-
	12/30/05	3,000	-0-	-0-	24.27	12/30/15	2/02/09		176	3,010	-0-	-0-
	12/31/07	5,000	-0-	667	21.11	12/31/17	1/31/10	(1)	2,250	38,475	-0-	-0-
	1/31/11	-0-	-0-	2,000	17.24	1/31/21	1/31/10	(2)	563	9,627	-0-	-0-
	1/31/12	-0-	-0-	2,000	14.80	1/31/22	1/31/11		2,250	38,475	-0-	-0-
							1/31/12		2,250	38,475	-0-	-0-

(a)	Includes both non-qualified and incentive stock options.

OPTIONS AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
12/31/2003	33.3334% Vested in 2005; 33.3333% Vested in 2006; and 33.3333%Vested in 2007
12/30/2005	33.3334% Vested in 2007; 33.3333% Vested in 2008; and 33.3333% Vested in 2009
12/31/2007	33.3334% Vested in 2009; 33.3333% Vested in 2010; and 33.3333% Vested in 2011
1/31/2009	33.3334% Vested in 2011; 33.3333% Vested in 2012; and 33.3333% Vests in 2013
1/31/2011	33.3334% Vests in 2013; 33.3333% Vests in 2014; and 33.3333% Vests in 2015
1/31/2012	33.3334% Vests in 2014; 33.3333% Vests in 2015; and 33.3333% Vests in 2016

STOCK AWARDS VESTING SCHEDULE

Grant Date	Vesting Schedule
1/31/2008	20% Vested in 2009; 20% Vested in 2010; 20% Vests in 2011; 20% Vested in 2012; and 20% Vests in 2013
2/02/2009	20% Vested in 2010; 20% Vested in 2011; 20% Vested in 2012; 20% Vests in 2013; and 20% Vests in 2014
1/31/2010(1)	100% or less vests on 2/15/2013 based on the Corporation’s performance against its peers
1/31/2010(2)	33.3334% Vested in 2011; 33.3333% Vested in 2012; and 33.3333% Vests in 2013
1/31/2011	100% or less vests on 2/15/2014 based on the Corporation’s performance against its peers
2/10/2011	33.3334% Vested in 2012; 33.3333% Vests in 2013; and 33.3333% Vests in 2014
1/31/2012	100% or less vests on 2/15/2015 based on the Corporation’s performance against its peers
2/09/2012	33.3334% Vests in 2013; 33.3333% Vests in 2014; and 33.3333% Vests in 2015

OPTIONS EXERCISED AND STOCK VESTING TABLE

Name	Options Awards (a)		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized (b) on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William S. Aichele	-0-	$-0-	9,781	$153,762
K. Leon Moyer	-0-	-0-	5,919	93,943
Jeffrey M. Schweitzer	-0-	-0-	2,328	36,734
Kenneth D. Hochstetler	-0-	-0-	3,491	55,789
Duane J. Brobst	-0-	-0-	2,222	35,145

(a)	The Corporation has a stock-for-stock-option exchange (or cashless exercise) program in place, whereby optionees can exchange the value of the spread of in-the-money options for Corporation stock having an equivalent value. This brokerage-assisted exchange allows the executives to exercise their options on a net basis without having to pay the exercise price or related expense in cash. However, it will result in the executives acquiring fewer shares than the number of options exercised.

(b)	“Value Realized” is calculated by subtracting the exercise price from the Fair Market Value as of the exercise date. Fair Market Value is calculated as the mean of the closing bid and asked prices of the Corporation’s common stock as reported by the NASDAQ Stock Market.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (a)	Payments During Last Fiscal Year ($)
William S. Aichele	Defined Benefit Pension Plan	41.05	$1,291,727	$-0-
	Supplemental Retirement Plan	41.05	1,294,866	-0-
	Supplemental Non-Qualified Pension Plan	—	1,087,407	-0-
K. Leon Moyer	Defined Benefit Pension Plan	41.95	1,394,772	-0-
	Supplemental Retirement Plan	41.95	384,891	-0-
	Supplemental Non-Qualified Pension Plan	—	1,169,817	-0-
Jeffrey M. Schweitzer	Defined Benefit Pension Plan	5.25	47,204	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A
Kenneth D. Hochstetler	Defined Benefit Pension Plan	21.00	279,013	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A
Duane J. Brobst	Defined Benefit Pension Plan	20.61	392,483	-0-
	Supplemental Retirement Plan	N/A	N/A	N/A
	Supplemental Non-Qualified Pension Plan	N/A	N/A	N/A

(a)	Univest’s pension plans are described in the Compensation Discussion and Analysis under the heading “Post-Retirement Plans.” Assumptions used in calculating the present value of the accumulated benefit are set forth in Note 10 to the Financial Statements included in Univest’s Form 10-K for the year ended December 31, 2012.

NONQUALIFIED DEFERRED COMPENSATION

Univest does not currently have any non-qualified contributory deferred compensation plans available to the named executive officers.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Certain triggering events could potentially affect the amounts of compensation reported in the above tables. Triggering events would include retirement, early-retirement, termination by reason of disability, death or cause, or a change in control of the Corporation. None of the named executive officers in the previous tables above has an individual change in control or employment agreement, but provisions for these triggering events are addressed within the 2003 Long-term Incentive Plan, the Defined Benefit Pension Plan (DBPP), the Supplemental Retirement Plan (SERP) and the Supplemental Non-Qualified Pension Plan (SNQPP).

2003 Long-term Incentive Plan

Upon a change in control, stock options and restricted stock awards which have been held for at least six months shall become fully vested. Upon retirement, early-retirement or termination by reason of disability, the Compensation Committee may elect to accelerate the vesting period to allow all stock options to become fully vested and exercisable up to a period of two years after the date of such retirement, early-retirement or disability date and may elect to accelerate the vesting period of all restricted stock awards. Upon termination by death, the Compensation Committee may elect to accelerate the vesting period to allow all stock option awards to become fully vested, and exercisable by the legal representative of such employee’s estate or legatee of such employee’s will for a period of one year from the date of death and may elect to accelerate the vesting period of all restricted stock awards. There are no acceleration provisions for the willful termination of employment or termination of employment for cause. Upon the willful termination of employment, the optionee would have the lesser of three-months or the remaining term to exercise any vested stock options. Upon termination of employment for cause, all vested and unvested stock options will immediately terminate.

The following table demonstrates the impact under different triggering events if such event occurred on December 31, 2012:

Name		Option Awards				Restricted Stock Awards
	Triggering Event	Number of Options that could be Accelerated and Become Exercisable (#)	Average Option Exercise Price of Accelerated Options ($)	Aggregate Intrinsic Value of Accelerated Options ($)	Expiration Date	Number of Awards that could be Accelerated and Become Vested (#)	Aggregate Intrinsic Value of Accelerated Awards ($)
William S. Aichele	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	21,000 21,000 21,000	$16.75 16.75 16.75	$-0- -0- -0-	12/31/14 12/31/13 3/31/13	40,777 40,777 40,777	$697,287 697,287 697,287
K. Leon Moyer	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	18,834 18,834 18,834	17.64 17.64 17.64	-0- -0- -0-	12/31/14 12/31/13 3/31/13	26,078 26,078 26,078	449,455 449,455 449,455
Jeffrey M. Schweitzer	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	9,667 9,667 9,667	16.37 16.37 16.37	-0- -0- -0-	12/31/14 12/31/13 3/31/13	11,798 11,798 11,798	203,338 203,338 203,338
Kenneth D. Hochstetler	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	12,166 12,166 12,166	17.71 17.71 17.71	-0- -0- -0-	12/31/14 12/31/13 3/31/13	16,409 16,409 16,409	282,810 282,810 282,810
Duane J. Brobst	Retirement, Early-retirement or Termination due to Disability Termination by Death Change in Control	4,667 4,667 4,667	16.75 16.75 16.75	-0- -0- -0-	12/31/14 12/31/13 3/31/13	7,560 7,560 7,560	130,297 130,297 130,297

Defined Benefit Pension Plan (DBPP)

Each participant who has at least 10 years of service and who has attained age 55 may elect to retire early within the 10-year period immediately prior to the participant’s normal retirement age. These participants who elect and qualify for early retirement are considered fully vested by the DBPP. Prior to the cash balance plan conversion, the early retirement benefit is based on credited service and average earnings at early retirement date without reduction on the date when the participant’s age plus years of service equal 85, but not before age 62 or after age 65. Benefits are reduced from that retirement date by 1/15th per year for the first five years and 1/30th per year thereafter to age 55. A vested participant who dies before the annuity starting date and who has a surviving spouse shall have the death benefit paid to the surviving spouse in the form of a pre-retirement survivor annuity and may have the death benefit distributed to his/her beneficiaries within five years after death. None of the triggering events would impact the vested balance of a named executive officer’s benefit under the DBPP.

Supplemental Retirement Plan (SERP)

Under a change in control, no termination of the SERP shall directly or indirectly deprive any current or former participant or surviving spouse of all or any portion of the SERP benefit which has commenced prior to the effective date of such change in control. None of the triggering events would impact the vested balance of a named executive officer’s benefit under the SERP.

Supplemental Non-Qualified Pension Plan (SNQPP)

Upon a change in control where Univest is not the surviving company, the SNQPP is not automatically terminated and the obligations under the SNQPP become the obligations of the surviving company. Upon a change in control or death of the covered employee prior to their retirement date, the covered employee, or employee’s designated beneficiary is entitled to a lump sum benefit equal to the present value of the employee’s accrued balance using the ten-year Treasury yield. The “accrued balance” is the projected lump sum of the employee’s retirement benefit payable upon the employee’s attainment of age 65. Upon early-retirement, which is obtainable at the age of sixty, the employee is entitled to the accrual balance payable over fifteen years, adjusted annually thereafter by a percentage of the change in the Consumer Price Index (CPI). Upon termination of employment due to disability, the employee is entitled to the accrual balance payable, commencing at age 65, provided that the amount of the retirement benefit shall be based on the accrual balance on the date of termination due to disability, increased by an interest factor equal to the interest factor used in determining the accrual balance. If an employee terminated due to disability, and a change of control occurs prior to this employee reaching the age of 65, the employee is entitled to a lump sum benefit equal to the present value of the employee’s accrued balance using the ten-year Treasury yield. The SNQPP contains a non-compete clause under which payments will be forfeited by those covered retirees and employees who compete with Univest. If the employee is terminated for a reason other than death, retirement, early-retirement, disability, or a change in control, the benefits under the SNQPP are forfeited by the employee. The only named executive officers who are participants in the SNQPP are William S. Aichele and K. Leon Moyer. If at December 31, 2012, either of these participants’ employment was terminated for a reason other than death, retirement, early-retirement, disability, or a change in control, the benefits shown in the Pension Benefits table would be forfeited. If a change in control had occurred at December 31, 2012, these participants would benefit from a lump sum payment equal to their present value of accumulated benefit, in the Pension Benefits table above, plus the following amounts: for William S. Aichele, $202,309; and for K. Leon Moyer, $88,686.

DIRECTOR COMPENSATION

The following table illustrates compensation received by non-employee directors and alternate directors not covered in the Summary Compensation Table for the year ended December 31, 2012:

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (b)	All Other Compensation ($)	Total ($)
Douglas C. Clemens	$34,600	-0-	-0-	-0-	-0-	-0-	$34,600
R. Lee Delp	48,725	-0-	-0-	-0-	-0-	-0-	48,725
H. Paul Lewis	44,250	-0-	-0-	-0-	-0-	-0-	44,250
H. Ray Mininger(c)	27,333	-0-	-0-	-0-	-0-	-0-	27,333
William G. Morral	46,150	-0-	-0-	-0-	-0-	-0-	46,150
Mark A. Schlosser	44,600	-0-	-0-	-0-	-0-	-0-	44,600
P. Gregory Shelly	47,850	-0-	-0-	-0-	-0-	-0-	47,850
Margaret K. Zook	28,700	-0-	-0-	-0-	-0-	-0-	28,700

(a)	Includes annual retainer fees, Board meeting fees and other committee fees as described below.
(b)	The accumulated values under the Corporation’s Director Fee Deferral Plan, as described below, were as follows: for Douglas C. Clemens, $75,007; for William G. Morral, $412,006; for P. Gregory Shelly, $167,112; and for Margaret K. Zook, $121,300. There are no pension benefits listed in this table.
(c)	Mr. Mininger retired effective October 31, 2012

For the year ended December 31, 2012, each non-employee Director or Alternate Director was paid an annual retainer fee of $15,500. Additionally, the chair of the Audit Committee receives an additional annual retainer fee of $5,000, the chair of the Compensation Committee receives an additional annual retainer fee of $3,000, and the chair of the Nominating and Governance Committee receives an additional annual retainer fee of $2,000. Each non-employee Director receives a fee of $900 for each Board Meeting of Univest Corporation of Pennsylvania or Univest Bank and Trust Co. which he/she attends. Each non-employee Alternate Director receives a “consultant fee” of $900 for each Board meeting of Univest Corporation of Pennsylvania or Univest Bank and Trust Co. which he/she attends. Only one fee is paid to the Director or Alternate Director if these Boards meet on a concurrent basis. Non-employee Directors or Alternate Directors who attend committee meetings of the Board receive a fee ranging from $275 to $800 for each meeting attended.

The Corporation offers a Director Fee Deferral Plan under which the directors can voluntarily contribute all or a portion of their director fees. These deferred fees accumulate value either based on the Bank’s average cost of total time deposits and purchased funds or the Corporation’s stock index, as elected by the director. The deferred fees remain the property of the Corporation until it is contractually obligated to pay such fees to the director upon death or after the director’s termination in accordance with the director’s irrevocable election.

RELATED-PARTY TRANSACTIONS

During 2012, some of the directors and executive officers, including their immediate family members and affiliated organizations, had lending relationships and other banking transactions with the Corporation as customers of the Bank. In management’s opinion, the loans were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable loans with persons not related to the lender; they did not involve more than normal collection risk and do not present other unfavorable features. Other banking transactions were also undertaken in the ordinary course of business. It is anticipated that similar transactions will occur in the future.

These transactions were made in compliance with applicable law, including Section 13(k) of the Securities and Exchange Act of 1934 and Federal Reserve Board Regulation O. As of December 31, 2012, loans to executive officers, directors, and their affiliates represented 8.0% of total shareholders’ equity in Univest Corporation.

The Corporation’s Audit Committee Charter provides for the review of related party transactions, including the independent status of all Audit Committee members. The Nominating and Governance Committee reviews the independence of directors annually.

COMPENSATION COMMITTEE OF THE BOARD

The Compensation Committee of the Board (Committee) for the fiscal year ended December 31, 2012 was comprised of four independent directors appointed by the Board: R. Lee Delp, William G. Morral, Mark A. Schlosser, and P. Gregory Shelly. Each member of the Committee is independent as defined in the listing standard rules of the NASDAQ Stock Market and applicable SEC regulations.

The Committee’s responsibilities include reviewing and approving corporate goals and objectives, including financial performance and shareholder return, relevant to approving the annual compensation of the Corporation’s CEO, executive officers, and other key management personnel through consultation with management and the Corporation’s independent professional compensation consultants. Recommendations are made to the Board with respect to overall incentive-based compensation plans, including equity based plans, which includes a review of the Corporation’s management development and succession plans. In addition, the Committee will review and recommend changes to the annual retainer and committee fee structure for non-employee directors on the Board. The Committee’s charter is available at the Corporation’s website on the internet: www.univest.net in the “INVESTORS RELATIONS” section under Governance Documents.

No member of the Compensation Committee (i) was, during 2012, or had previously been an officer or employee of the Corporation or our subsidiaries nor (ii) had any direct or indirect material interest in a transaction of the Corporation or a business relationship with the Corporation, in each case that would require disclosure under the applicable rules of the SEC. No other interlocking relationship existed between any member of the Compensation Committee or an executive officer of the Corporation, on the one hand, and any member of the Compensation Committee (or committee performing equivalent functions, or the full board of directors) or an executive officer of any other entity, on the other hand, requiring disclosure pursuant to the applicable rules of the SEC.

Management’s role in the compensation process includes: evaluating employee performance; establishing corporate goals and objectives; and recommending the salary levels and option awards for all employees other than the named-executive officers. The Committee may retain an outside consultant to assist in the evaluation of any individual executive compensation, incentive programs, or any other matter deemed appropriate by the Committee and to provide for the appropriate funding of such consulting or advisory firm. During 2012, the Committee retained Mosteller & Associates to provide comparative data concerning the Corporation’s peer group listed in the Compensation Discussion and Analysis.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (Committee) met six (6) times during 2012. The Committee has reviewed and discussed the Compensation Discussion and Analysis for the year ended December 31, 2012 with the Corporation’s management.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board that the Corporation’s Compensation Discussion and Analysis be included in this Proxy Statement.

Univest Compensation Committee:

R. Lee Delp, Chairman

William G. Morral

Mark A. Schlosser

P. Gregory Shelly

CORPORATE GOVERNANCE DISCLOSURE

CODE OF CONDUCT

The Corporation has adopted a Code of Conduct for all directors and a Code of Conduct for all officers and employees including the CEO and senior financial officers. It is the responsibility of every Univest director, officer and employee to maintain a commitment to high standards of ethical conduct and to avoid any potential conflicts of interest. The Codes are designed not only to promote clear and objective standards for compliance with laws and accurate financial reporting – they also contain an accountability mechanism that ensures consistent enforcement of the Codes and protection for persons reporting questionable behavior, including a fair process for determining possible violations. The Codes of Conduct are available on our website at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation.

Any waiver of the Codes of Conduct for directors or executive officers must be approved by the Board or a committee of the Board and disclosed on Form 8-K within two days. Any waivers would also be posted on our website within two business days. The waiver reporting requirement process was established in 2003, and there have been no waivers.

NOMINATING AND GOVERNANCE COMMITTEE OF THE BOARD

The Nominating and Governance Committee met two (2) times during the fiscal year ended December 31, 2012. All members of the Committee are independent as defined by the listing standard rules of the NASDAQ Stock Market and applicable SEC Regulations. The primary purpose of the Committee is to identify individuals for nomination as members of the Board and Board committees as appropriate for the Corporation to discharge its duties and operate in an effective manner to further enhance shareholder value.

The Nominating and Governance Committee charter is available for shareholder review on the internet at www.univest.net in the “INVESTOR RELATIONS” section under Governance Documents, or by requesting a copy in writing from the Secretary of the Corporation. Members of the Committee at December 31, 2012 were: R. Lee Delp, H. Paul Lewis, Mark A. Schlosser, and P. Gregory Shelly.

The Nominating and Governance Committee recommended to the Board the slate of nominees included in this Proxy Statement for election to the Board of Directors at the annual meeting of shareholders.

Univest currently has three Alternate Directors who are elected annually by the Corporation’s shareholders and serve for a one-year term. The Alternate Director position provides an avenue for the Corporation to nurture future directors that the Board of Directors has determined would qualify as a nominee for the Board of Directors. The Alternate Directors, by attending board meetings on a regular basis without a vote, stay informed of the activities and conditions of the Corporation and stay abreast of general industry trends and any statutory or regulatory developments. The pace of change in today’s financial industry makes it imperative that the Corporation maintain a fully informed Board. Unlike members of the Board of Directors, the Alternate Directors do not participate in independent director meetings or vote on matters coming before the Board of Directors.

The Nominating and Governance Committee is responsible for identifying and evaluating individuals qualified to become Board members and to recommend such individuals to the Board for nomination. The Nominating and Governance Committee does not specifically consider diversity of gender or ethnicity in fulfilling its responsibilities to select qualified and appropriate director candidates, instead the Committee will seek to balance the existing skill sets of current board members with the need for other diverse skills and qualities that will complement the Corporation’s strategic vision. All director candidates are evaluated based on general characteristics and specific talents and skills needed to increase the Board’s effectiveness. Additionally, all candidates must possess an unquestionable commitment to high ethical standards and have a demonstrated reputation for integrity. Other facts to be considered include an individual’s business experience, education, civic and community activities, knowledge and experience with respect to the issues impacting the financial services industry and public companies, as well as the ability of the individual to devote the necessary time to serve as a Director. A majority of the Directors on the Board must meet the criteria for “independence” established by the NASDAQ Stock Market, and the Committee will consider any conflicts of interest that might impair their independence.

Annually, the Nominating and Governance Committee assesses the composition of the Board along with the particular skills and qualities individual Board members possess to determine that individual Board members continue to possess the skills and qualities necessary to complement the Corporation’s strategic vision. Based on this, the Nominating and Governance Committee recommends nominees for election to the Board of Directors based on the Class of Directors up for nomination in a particular year.

The Corporation believes the individuals below possess the required experience, qualifications and skills to continue as members of the Board of Directors:

William S. Aichele – Mr. Aichele has served as the Corporation’s Chief Executive Officer since 1999 and has over forty years of experience in the financial services industry with the Corporation. Additionally, Mr. Aichele serves on numerous non-profit boards in addition to being chairman of a local hospital board providing Mr. Aichele the necessary knowledge of the local economy.

Douglas C. Clemens – Mr. Clemens is President of Clemens Food Group an industry leader in pork solutions. As President of Clemens Food Group, Mr. Clemens has significant experience in the food processing industry which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Clemens has extensive knowledge of commodities markets, analyzing financial performance and also strategic planning.

R. Lee Delp – Mr. Delp is Principal of R. L. Delp & Company. Mr. Delp serves on the boards of five other local corporations. Mr. Delp has held senior management positions, including Chief Executive Officer, in companies for over thirty years providing Mr. Delp with significant experience with respect to leadership, marketing and strategic direction. Additionally, Mr. Delp has served on the boards of a number of non-profit organizations over the years.

H. Paul Lewis – Mr. Lewis is a retired Executive Vice President of the Bank and currently is Vice President/Sales Agent for Bucks County Commercial Realty, Inc. Mr. Lewis has over forty years of experience in the commercial banking industry including the roles of President and Chief Executive Officer of a publicly traded bank holding company. In his current position, Mr. Lewis has experience and insight into the local commercial real estate market. In addition, Mr. Lewis serves on a number of local non-profit boards and the board of a local community college.

William G. Morral, CPA – Mr. Morral is a financial consultant and former Chief Financial Officer of Moyer Packing Company, which provided rendering and other services to the food processing industry. Additionally, Mr. Morral has experience in the public accounting field as a former partner at Arthur Young and Co. (now Ernst & Young LLP). Mr. Morral is also the former Executive Director of the North Penn United Way. Mr. Morral has significant experience in the food processing industry which is an industry with significant operations in the markets the Corporation serves. Additionally, Mr. Morral has significant experience in financial analysis and internal controls.

Mark A. Schlosser – Mr. Schlosser is the current treasurer and former president of Schlosser Steel, Inc. (steel manufacturing) and current president of Schlosser Steel Buildings, Inc. Through his roles at Schlosser Steel and Schlosser Steel Buildings, Mr. Schlosser has experience analyzing financial performance, real estate development and asset and property management. Mr. Schlosser is also a former adjunct professor in real estate investment at the University of Denver. Additionally, Mr. Schlosser serves on non-profit boards and the board of a local hospital.

P. Gregory Shelly – Mr. Shelly is President of Shelly Enterprises, Inc. (building materials). Mr. Shelly’s experience as President of Shelly Enterprises, Inc. provides him with significant knowledge of the local economy including the housing industry. Additionally, Mr. Shelly has significant experience with respect to financial management and strategic direction. Mr. Shelly serves on non-profit boards and the board of a local hospital.

Margaret K. Zook – Ms. Zook is the former Executive Director of Souderton Mennonite Homes (retirement community) and the current Board Chair of The Penn Foundation (behavioral health services). Ms. Zook provides consulting services for non-profit organizations. Ms. Zook’s experience has provided her with significant knowledge of the non-profit industry and retirement communities which are two areas where the Corporation has a significant number of customers.

The Corporation believes the individuals below possess the required experience, qualifications and skills to continue as Alternate Directors:

K. Leon Moyer – Mr. Moyer serves as Vice Chairman of the Corporation and President and Chief Executive Officer of the Bank and has over forty years of experience in the financial services industry with the Corporation. Additionally, Mr. Moyer serves on numerous non-profit boards and committees contributing to professional and community organizations throughout the Corporation’s market providing Mr. Moyer with the necessary knowledge of the local economy and needs of the community.

Thomas Scannapieco – Mr. Scannapieco is the President and CEO of Scannapieco Development Corporation (real estate.) Mr. Scannapieco’s experience as President and CEO of Scannapieco Development provides him with significant knowledge of the local real estate market (both commercial and residential.) He has also served as a member and a past chairman of the New Hope Borough Planning Commission and was a founding board member of New Hope Arts. Mr. Scannapieco currently serves on a number of non-profit boards and committees.

Jeffrey M. Schweitzer – Mr. Schweitzer has served as the Corporation’s Chief Financial Officer since 2007 before his promotion to President and Chief Operating Officer on January 1, 2013 and has over seventeen years of experience in the financial services industry. Additionally, Mr. Schweitzer serves on non-profit boards in the Corporation’s market providing Mr. Schweitzer the necessary knowledge of the local economy.

The structure of the Corporation’s Board of Directors consists of a Chairman of the Board, who currently is also the Chief Executive Officer of the Corporation, a Vice Chairman of the Board, who currently is also President and Chief Executive Officer of Univest Bank and Trust Co., and individual directors. The Board of Directors does not currently have a Lead Director. The Corporation and the Board of Directors believe this structure is appropriate for the Corporation as the Board consists predominately of outside, independent directors, with management representation constituting only one of the eight members of the Board of Directors and two of the three Alternate Director positions. The Independent Directors of the Board meet separately twice a year without management present. Additionally, the Corporation has an active Board Committee structure in which members of the Board of Directors attend and actively participate in the following Committees: Audit Committee, Compensation Committee, Executive Committee, Enterprise Risk Management Committee, Investment/Asset & Liability Management Committee, Loan Policy Committee, Nominating and Governance Committee, Community Reinvestment Act Committee, Deferred Salary Savings Plan Committee, Deferred Salary Savings Plan Trustee Committee, Employee Stock Purchase Plan Committee, Payment Systems Risk Committee, Pension Committee, Security Committee and Trust Committee. The active participation in these Committees in addition to the monthly Board of Directors’ meetings provides the independent members of the Board the necessary insight into the daily operations of the Corporation.

All nominees will be evaluated in the same manner, regardless of whether they are recommended by the Nominating and Governance Committee or recommended by a shareholder.

Risk Management

Risk Management is the cornerstone of banking and integral to the daily operations of the Corporation. The Board of Directors oversees the Risk Management functions of the Corporation through the Enterprise-Wide Risk Management Committee, which consists of eight members of management, including the Chairman and Chief Executive Officer of the Corporation, along with three independent directors of the Board. In addition to this committee, there is also an Enterprise-Wide Risk Management Working Committee, which meets twice a year, consisting of eighteen members of management representing each line of business and area of support tasked with identifying and addressing the risks of the Corporation. Minutes from these meetings along with the minutes from the Board attended Enterprise- Wide Risk Management Committee are reported to the full Board of Directors. The Enterprise-Wide Risk Management Committee meets four times a year and is chaired by the Chief Risk Officer. The Chief Risk Officer reports directly to the President and Chief Operating Officer of the Corporation and to the Audit Committee, however, the Chief Risk Officer also attends each Board of Directors meeting, Audit Committee meeting, Loan Policy Committee meeting and Investment/Asset Liability Management Committee meeting to better understand the differing risks the Corporation is encountering and also to provide perspective with respect to Enterprise-Wide Risk Management to the members of the Board of Directors attending these meetings. The Chief Risk Officer also has an executive session with the Audit Committee on a quarterly basis.

Shareholder Nominations

Article II, Section 17 of the Corporation’s Bylaws governs the process of nominations for election to the Board of Directors. Nominations made by shareholders entitled to vote for the election of Directors shall be made by notice, in writing, delivered or mailed by registered return receipt mail, postage prepaid, to the Secretary of the Corporation, not less than fifty (50) days prior to any meeting of the shareholders called for the election of Directors provided, however, that if less than twenty-one (21) days notice of the meeting is given shareholders, such a nomination shall be delivered or mailed to the Secretary of the Corporation not later than the close of business on the seventh (7th) day following the date on which the notice of the meeting was mailed to the shareholders.

Such notification shall contain the following information to the extent known to the shareholder intending to nominate any candidate for election to the Board of Directors:

a.	The name, age and resident address of each of the proposed nominees;

b.	The principal occupation or employment and business address of each proposed nominee;

c.	The total number of shares of the Corporation that, to the knowledge of the notifying shareholders, will be voted for each of the proposed nominees;

d.	The name and resident address of the notifying shareholder; and

e.	The number of shares owned by the notifying shareholder.

The nomination for a Director who has not previously served as a Director shall be made from among the then serving Alternate Directors. Nomination for Alternate Directors shall be made in the same manner as Directors and in accordance with the then applicable provisions of the Bylaws for such nominations. Any nomination for Director or Alternate Director made by a shareholder that is not made in accordance with the Bylaws may be disregarded by the Nominating Committee of the Board, if there be one, or, if not, by the Secretary of the meeting, and the votes cast for such nominee may be disregarded by the judges of election.

PROPOSALS

Proposal 1 – Election of Directors

The election of two Class II directors each for a three-year term expiring in 2016 and until their successors are elected and qualified.

The nominees for Class II Director are:   William G. Morral, CPA

  Margaret K. Zook

The Board of Directors recommends a vote “FOR” Proposal 1.

Proposal 2 – Election of Alternate Directors

The election of three alternate directors for a one-year term expiring in 2014 and until their successors are elected and qualified.

The nominees for Alternate Directors are:	K. Leon Moyer Thomas Scannapieco Jeffrey M. Schweitzer

The Board of Directors recommends a vote “FOR” Proposal 2.

Proposal 3 – Approval of the Univest 2013 Long-Term Incentive Plan

On February 27, 2013, the Board of Directors approved the Univest 2013 Long-Term Incentive Plan, which we refer to as the “Plan,” which the Board intends, by providing for equity-based compensation, to permit employees and non-employee directors of the Corporation and its subsidiaries to own shares of stock in the Corporation, to participate in the shareholder value that has been created, to have a mutuality of interest with other shareholders, and to enable the Corporation to attract, retain, and motivate key employees of particular merit.

The intent is for the Plan to replace the 2003 Univest Long-term Incentive Plan (2003 Plan) at expiration. As of February 22, 2013 there were 468,385 shares remaining to be granted under the 2003 Plan.

The Compensation Committee developed the Plan along with the Board of Directors. The Compensation Committee will administer the Plan and will select officers and certain other key contributing employees of the Corporation to participate. The Plan authorizes the Committee to grant both stock and/or cash-based awards through: (i) incentive and non-qualified stock options; (ii) stock appreciation rights; (iii) restricted stock, and/or long-term performance awards to participants. 2,000,000 shares of the Corporation’s Common Stock will be set aside for grants under the Plan. At the time of grant, the Compensation Committee will determine the type of award to be made and the specific conditions upon which awards will be granted (i.e. term, vesting, performance criteria, etc.). The terms of the awards will be based on what the Compensation Committee determines is the most effective performance compensation approach to meet the Corporation’s strategic needs.

Shareholder approval will permit the Compensation Committee and the Board of Directors to manage the Plan.

The Board of Directors recommends a vote “FOR” Proposal 3.

The following summary of the major features of the Plan is qualified in its entirety by reference to the actual text of the Plan, set forth as Exhibit A.

Description of the Plan

Effective Date of Plan

The Plan is effective upon shareholder approval. If we do not obtain shareholder approval within 12 months of the Board of Director’s approval of the Plan, the Plan will terminate and any awards that we made thereunder will be void and of no further force or effect.

Administration

The Compensation Committee, which we refer to as the “Committee,” of not fewer than two non-employee directors, administers the Plan. The Board of Directors appoints the Committee. Each member of the Committee must meet the requirements of a non-employee director as set forth under Rule 16b-3 of the Securities Exchange Act of 1934. The Committee has the authority to select the eligible employees and directors to whom awards are made and to establish the types, amounts, and the terms and conditions of awards to be granted. The Committee may adopt, alter, and repeal rules and guidelines for the administration of the Plan and has the authority to interpret the provisions of the Plan and any grants made under it. Decisions of the Committee are final and binding on both the Corporation and Plan participants.

Eligibility

Only employees and non-employee directors of the Corporation and its subsidiaries are eligible to receive awards under the Plan.

Stock Subject to the Plan

Shares awarded under the Plan may be authorized and unissued shares or treasury shares. An initial maximum of 2,000,000 shares of common stock is available for issuance under the Plan. Starting in 2014, this amount will automatically increase at the beginning of each year by an amount equal to the lesser of:

•

12 1/2 percent of the positive difference, if any, between the number of outstanding shares of the Corporation’s common stock on the last trading day of the immediately preceding calendar year minus the number of outstanding shares outstanding on the first day of such immediately preceding calendar year; or

•	An amount to be determined by the Board of Directors.

We may award no incentive stock options based on the additional shares of common stock available under the Plan based on the annual increase.

Subject to adjustment as described below, we may grant no more than 30% of the aggregate number of shares available under the Plan to any one individual nor may we grant may more than 250,000 shares to any one individual in any calendar year.

Stock Options

We may grant nonqualified stock options and incentive stock options, with or without stock appreciation rights. We may grant incentive stock awards only to employees. The exercise price of options may not be less than 100% of the fair market value on the date of grant. Incentive stock options may not have a term of more than ten years and nonqualified options may not have a term of more than ten years and one day. The Committee may determine vesting schedules with respect to stock options and acceptable payment methods. Unless the Committee otherwise determines at the time of grant or as a result of the death of an optionee, stock options are not exercisable for six months after the date of grant.

Unless the Committee otherwise determines at the time of grant, upon an optionee’s termination of employment or service, an optionee may generally exercise such options, to the extent the optionee could exercise such options upon such termination, as follows:

Reason for Termination	Exercise Period Following Termination
Death	One year (or through the stated expiration date, if shorter)
Disability	Two years (or through the stated expiration date, if shorter)
Voluntary Termination	Two years (or through the stated expiration date, if shorter)
Involuntary Termination Other Than For Cause	Through the stated expiration date
Involuntary Termination For Cause	Immediate expiration

Stock options may only be transferred by will or by the laws of descent and distribution.

Stock Appreciation Rights

We may grant stock appreciation rights (“SARs”) only in conjunction with a stock option grant. SARs will be subject to such terms and conditions as the Committee may determine. Optionees may exercise SARs only at the time and to the extent that they exercise the related stock option. Upon exercise of a SAR, the optionee will receive cash and/or shares of stock, as determined by the Committee, equal to the excess of the fair market value on the exercise date of one share of stock over the option price per share specified in the related stock option, multiplied by the number of shares with respect to which the optionee has exercised the SAR.

Restricted Stock

We may grant shares of restricted stock alone or in addition to other awards under the Plan on such terms and conditions, including performance goals, as the Committee may determine. During the period of restriction, a recipient of restricted stock may not sell, transfer, or pledge the shares and the stock certificate representing such shares will bear an appropriate legend referring to the terms, conditions, and restrictions on such shares. The Committee may provide for the lapse of restrictions in installments and may accelerate or waive such restrictions. During the period of restriction, the participant will have all the rights of a shareholder of the Corporation, including the right to vote the shares and the right to receive cash dividends, provided that the Committee may require that dividends be reinvested in restricted stock.

Long-Term Performance Awards

We may grant long-term performance awards either alone or in addition to other awards under the Plan. The Committee will determine the performance period, the performance objectives, and the extent to which the performance goals have been satisfied. We may make payment of long-term performance awards in the form of cash or stock, including restricted stock. In the event of special or unusual events or circumstances affecting the application of one or more performance objectives, the Committee may revise the performance objectives and/or underlying factors and criteria to the extent deemed appropriate to avoid unintended windfalls or hardship. Unless the Committee otherwise determines at the time of grant, if a participant terminates employment or service during a performance period, such participant will not be entitled to any payment under the award.

Change in Control

In the event of a change in control of the Corporation, as defined in the Plan, any SAR outstanding for at least six months and any stock options held for at least six months from the date of grant will become fully vested and exercisable. In such event, the restrictions applicable to any restricted stock awards will lapse and the shares will become fully vested. The value of all outstanding stock options, stock appreciation rights, and restricted stock awards will be cashed out on the basis of the fair market value as of the date the change in control occurs.

New Plan Benefits

At this time, we cannot determine the future benefits or amounts that participants will receive under the Plan. Such benefits and amounts will depend on the Compensation Committee’s future actions, the fair market value of our stock at various future dates, and the extent to which performance goals set by the Compensation Committee are met, if any.

Amendments and Termination

The Board of Directors may amend, alter or discontinue the Plan at any time, provided that no amendment, alteration or discontinuance may impair the rights of a participant with respect to an award under the Plan without the participant’s consent, or increase the total number of shares reserved for issuance, except as expressly provided in the Plan, or change the employees or class of individuals eligible to participate without the approval of our shareholders.

Term of Plan

The Plan will terminate on April 16, 2023, and we may not grant any awards after that date.

Federal Income Tax Information

The following is a summary of the principal consequences to participants and to the Corporation under the Internal Revenue Code of 1986, which we refer to as the “Code,” with respect to participation in the Plan. This summary is not exhaustive and does not discuss the income tax laws of any city or state in which a participant may reside. We intend this discussion to be for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Plan.

Incentive Stock Options

We intend that incentive stock options granted under the Plan be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or the Corporation upon the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may subject the participant to alternative minimum tax liability or increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, the Corporation will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the participant held such shares for more than one year.

To the extent the participant recognized ordinary income by reason of a disqualifying disposition, generally the Corporation will be entitled (subject to the requirement of reasonableness, the provisions of Code Section 162(m), and the satisfaction of any tax reporting obligations) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonqualified Stock Options

A participant recognizes no taxable income upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, the Corporation will be entitled (subject to the requirement of reasonableness, the provisions of Code Section 162(m), and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition of the stock. Such gain or loss will be long-term or short-term depending on whether the participant held such shares for more than one year.

Stock Appreciation Rights

A participant recognizes no taxable income upon the receipt of an SAR. Upon exercise of the SAR, a participant will recognize the fair market value of the shares received as ordinary income in the year of such exercise. Generally, with respect to employees (but not with respect to non-employee directors), the Code requires us to withhold from the payment made on exercise of the SAR or from regular wages or supplemental wage payments an amount based on the ordinary income that the participant recognizes. Subject to the requirement of reasonableness, the provisions of Code Section 162(m), and the satisfaction of any tax reporting obligations, the Corporation will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Restricted Stock

A participant recognizes no taxable income upon the receipt of a restricted stock grant. The award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (it becomes vested or transferable). The participant will recognize ordinary income when the restrictions lapse equal to the excess of the fair market value of the shares on the date the restrictions lapse over the price paid for those shares, if any. Subject to the requirement of reasonableness, the provisions of Code Section 162(m), and the satisfaction of any tax reporting obligations, the Corporation will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income upon the lapse of restrictions on the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year after vesting

At the time of grant, a participant may choose to recognize the difference between the fair market value of the stock and the purchase price paid for the stock, if any, as ordinary income by filing, within thirty days of the grant date, an election pursuant to Code Section 83(b). In the event of such an election, the participant will not recognize income upon vesting of the restricted stock award. Upon a subsequent disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock, if any, plus any amount recognized as ordinary income at the time of grant. In the case of a Section 83(b) election, the holding period for determining whether such gain or loss will be long-term or short-term commences as of the date of grant. In the event that the participant forfeits the shares of restricted stock, the participant will not be entitled to a refund of the tax paid pursuant to the Section 83(b) election and any loss deduction may be limited to the purchase price, if any, paid by the participant for the restricted stock.

Long-Term Performance Awards

Upon receipt of cash or stock (other than restricted stock) as payment of a long-term performance award, the participant will recognize ordinary income in the amount of the cash or the fair market value of the stock on the date of receipt. Subject to the requirement of reasonableness, the provisions of Code Section 162(m) and the satisfaction of any tax reporting obligations, the Corporation will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the amount recognized as ordinary income upon the receipt of the stock. Such gain or loss will be long-term.

Proposal 4 – Ratification of KPMG LLP as independent registered public accounting firm for 2013

The Board of Directors recommends a vote “FOR” Proposal 4.

Proposal 5 – An advisory vote to approve named executive officer compensation as presented in this Proxy Statement

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are requesting shareholder approval, on an advisory basis, of the compensation of our Named Executive Officers as presented in the Compensation Discussion and Analysis (CD&A) beginning on Page 8 and the compensation tables included in the discussion of Executive Compensation beginning on Page16, including the narrative disclosure thereto.

As stated in the CD&A, our executive compensation program has been designed to attract and retain employees in leadership positions by recognizing their importance in carrying out the Corporation’s Mission Statement, Core Values and Vision Statement. Focusing on these three elements is critical to meeting the Corporation’s short-term and long-term goals and growth in shareholder value.

Highlights of our program include:

•	A three-part mixture of salary and incentive compensation (base salary, annual incentive and long-term incentive compensation); with approximately 50% paid in annual base salary and 50% paid in the form of annual incentive and long-term incentive compensation based on individual and group performance factors;

•	Measurement of individual and group performance factors by the Corporation’s Compensation Committee fully considers decision-making responsibilities, experience, work performance and achievement of key goals, including performance compared to peers;

•	Assessment of Univest’s executive compensation program by the Corporation’s Compensation Committee to ensure the program promotes the long-term objectives of the Corporation, encourages growth in shareholder value, provides the opportunity for management investment in the Corporation, and attracts top-level executives to strategically manage the Corporation; and

•	The requirement that executives acquire substantial levels of ownership of the Corporation’s stock to better align the executives’ interests with those of the shareholders.

As an advisory vote, this proposal is not binding upon us as a corporation. However, our Compensation Committee, which is responsible for the design and administration of our executive compensation practices, values the opinions of our shareholders expressed through your vote on this proposal. The Compensation Committee will consider the outcome of this vote in making future compensation decisions for our Named Executive Officers.

Accordingly, we will present the following resolution for vote at the 2013 Annual Meeting of Shareholders:

“RESOLVED, that the shareholders approve, on an advisory (non-binding) basis, the compensation of the Corporation’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables and any related narrative disclosure in this Proxy Statement.”

The Board of Directors unanimously recommends that you vote “FOR” Proposal 5.

SHAREHOLDER PROPOSALS

Any shareholder who desires to submit a proposal to be considered for inclusion in the proxy materials relating to the Corporation’s 2014 Annual Meeting in accordance with the rules of the SEC must submit such proposal to the Corporation at its principal executive offices, 14 North Main Street, P.O. Box 64197, Souderton, Pennsylvania 18964, no later than November 15, 2013.

A shareholder proposal submitted after November 15, 2013, or which does not otherwise meet the requirements of the SEC, will not be included in the Corporation’s Proxy Statement for the annual meeting to be held in 2014, but may nevertheless be presented at the annual meeting. Under the Corporation’s bylaws, to present a proposal at the annual meeting in 2014, a shareholder must have submitted such proposal in writing to the Chairman at the principal executive offices of the Corporation at least 120 days prior to the date of such meeting and the proposal must be, under law, an appropriate subject for shareholder action. Based upon a scheduled meeting date for the 2013 Annual Meeting of April 15, 2014, a proposal submitted pursuant to the Corporation’s bylaws must be received at the principal executive offices no later than December 16, 2013.

OTHER BUSINESS

The Board and Management do not intend to present to the meeting any business other than as stated above. They know of no other business which may be presented to the meeting. If any matter other than those included in this Proxy Statement is presented to the meeting, the person named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with his or her best judgment.

SHAREHOLDERS ARE URGED TO VOTE. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign, and date the enclosed proxy, solicited on behalf of the Board of Directors, and return it at once in the postage-paid envelope we have provided. The proxy does not affect the right to vote in person at the meeting and may be revoked prior to the call for a vote.

By Order of the Board of Directors

Souderton, Pennsylvania	WILLIAM S. AICHELE
March 15, 2013	Chairman

KAREN E. TEJKL
Secretary

EXHIBIT A

UNIVEST CORPORATION OF PENNSYLVANIA

UNIVEST 2013 LONG-TERM INCENTIVE PLAN

SECTION 1. Purpose; Definitions.

The name of this plan is the Univest 2013 Long-Term Incentive Plan (the “Plan”). The purpose of the Plan is to enable certain Employees and Non-Employee Directors of Univest Corporation of Pennsylvania (the “Corporation”) and its Subsidiaries to (i) own shares of stock, or stock-based rights, in the Corporation, (ii) participate in the shareholder value which has been created, (iii) have a mutuality of interest with other shareholders and (iv) enable the Corporation to attract, retain, and motivate key Employees of particular merit.

For the purposes of the Plan, the following terms shall be defined as set forth below:

(a) “Award” means the grant under the Plan of Stock Option, Stock Appreciation Rights, Restricted Stock, or Long-Term Performance Awards.

(b) “Board” means the Board of Directors of the Corporation.

(c) “Cause” means a felony conviction of a Participant or the failure of a Participant to contest prosecution for a felony, or a Participant’s willful misconduct or dishonesty, any of which is directly and materially harmful to the business or reputation of the Corporation.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(e) “Committee” means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Compensation Committee of the Board.

(f) “Corporation” means Univest Corporation of Pennsylvania, a corporation organized under the laws of the State of Pennsylvania, or any successor organization.

(g) “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

(h) “Employee” means any common law employee of the Corporation or a Subsidiary. An Employee does not include any individual who: (i) does not receive payment for services directly from the Corporation’s or a Subsidiary’s payroll; (ii) is employed by an employment agency that is not a Subsidiary; or (iii) who renders services pursuant to a written arrangement that expressly provides that the service provider is not eligible for participation in the Plan, regardless if such person is later determined by the Internal Revenue Service or a court of competent jurisdiction to be a common law employee.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(j) “Fair Market Value” means, for all purposes under the Plan, the last reported sale price of the Stock on the relevant national securities exchange for the applicable date.

(k) “Incentive Stock Option” means any Stock Option intended to be and designated as an “Incentive Stock Option” within the meaning of Code Section 422.

(l) “Long-Term Performance Award” or “Long Term Award” means an Award made pursuant to Section 8 below that is payable in cash and/or Stock (including Restricted Stock) in accordance with the terms of the grant, based on Corporation, business unit and/or individual performance.

1

(m) “Non-Employee Director” means a member of the Board, or of the board of directors of a Subsidiary or any other body performing the function of a board of directors, who is not an Employee.

(n) “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(o) “Participant” means an Employee or Non-Employee Director to whom an Award is granted pursuant to the Plan and which Award remains outstanding.

(p) “Plan” means this Univest 2013 Long-Term Incentive Plan, as hereinafter amended from time to time.

(q) “Restricted Stock” means an Award of shares of Stock that is subject to restrictions pursuant to Section 7 below.

(r) “Rules” means Section 16 of the Exchange Act, and the regulations promulgated thereunder.

(s) “Securities Broker” means the registered securities broker acceptable to the Corporation who agrees to effect the cashless exercise of an Option pursuant to Section 5(1) hereof.

(t) “Stock” means the Common Stock of the Corporation, par value $5.00 per share.

(u) “Stock Appreciation Right” means the right, pursuant to an Award granted under Section 6 below, to surrender to the Corporation all (or a portion) of a Stock Option in exchange for an amount equal to the difference between (i) the Fair Market Value, as of the date such Stock option (or such portion thereof) is surrendered, of the shares of Stock covered by such Stock Option (or such portion thereof), and (ii) the aggregate exercise price of such Stock Option (or such portion thereof).

(v) “Stock Option” or “Option” means any option to purchase shares of Stock (including Restricted Stock, if the Committee so determines) granted pursuant to Section 5 below.

(w) “Subsidiary” means a subsidiary corporation, as defined in Code Section 424(f), of the Corporation.

SECTION 2. Administration.

The Plan shall be administered by a Committee of not less than two Non-Employee Directors, who shall be appointed by the Board of Directors of the Corporation and who shall serve at the pleasure of the Board; provided, however, that at any time no such Committee is emplaced, the Compensation Committee of the Board shall exercise the Committee’s functions as described herein and any reference to the Committee shall in such circumstances be deemed a reference to such Compensation Committee. Each member of the Committee shall meet the requirements of a non-employee director as defined in Rule 16b-3(b)(3)(i) as promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.

The Committee shall have the authority to grant to eligible Employees and Non-Employee Directors, pursuant to the terms of the Plan: (i) Stock Options, (ii) Stock Appreciation Rights, (iii) Restricted Stock and/or (iv) Long-Term Performance Awards.

In particular, the Committee shall have the authority:

(a) to select the Employees and Non-Employee Directors to whom Awards may from time to time be granted hereunder;

(b) to determine whether and to what extent Awards, are to be granted hereunder;

(c) to determine the number of shares of Stock to be covered by each Award granted hereunder;

(d) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder: including, but not limited to, the share price and any restriction or limitation, or any vesting acceleration or forfeiture waiver regarding any Award and/or the shares of Stock relating thereto, based on such factors as the Committee shall determine, in its sole discretion;

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(e) to determine whether and under what circumstances a Stock Option may be settled in cash or stock;

(f) to determine whether and under what circumstances a Stock Option may be exercised without a payment of cash under Section 5(l); and

(g) to determine whether, to what extent and under what circumstances, consistent with the requirements of Code Section 409A, Stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant.

The Committee shall have the authority to adopt, alter, and repeal such administrative rules, guidelines, and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Plan and any Award (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Participants.

SECTION 3. Stock Subject to the Plan.

(a) Stock Subject to Plan. The initial total aggregate number of shares of Common Stock for which Awards may be made under the Plan shall not exceed 2,000,000 shares. Notwithstanding the foregoing, the number of shares of Common Stock available for issuance under the Plan, including shares subject to then outstanding Awards, shall automatically increase on the first trading day of January of each calendar year during the term of the Plan, beginning with calendar year 2014, by an amount equal to the lesser of (i) 12 1/2% of the positive difference, if any, between the number of outstanding shares of Common Stock, including shares subject to outstanding Awards, on the last trading day of the immediately preceding calendar year and the number of outstanding shares of Common Stock, including shares subject to outstanding Awards, on the first trading day of such immediately preceding calendar year; or (ii) an amount determined by the Board. No Incentive Stock Options may be granted on the basis of the additional shares of Common Stock resulting from such annual increases. The limitation established by this Section shall be subject to adjustment as set forth in Paragraph 3(d) below.

Notwithstanding the foregoing, (i) no individual shall receive, over the term of the Plan, Awards covering in the aggregate more than 30% of the shares of Stock authorized for grant under the Plan and (ii) in any calendar year, the total number of shares of Stock with respect to which Awards may be granted to any individual under this Plan shall not exceed, subject to adjustment in accordance with paragraph 3(d) below, 250,000 shares.

(b) Unused, Forfeited, and Reacquired Shares. Shares of Stock not distributed as a result of unexercised or partially unexercised and terminated Awards, or shares of Stock under Awards in which the rights to receive or retain Stock have otherwise been terminated, expired or forfeited, and with respect to which Stock no material benefit was received by a Participant (e.g., dividends), shall again be made available for distribution in connection with future Awards under the Plan to the extent not inconsistent with available exemptions under the Rules. Any shares made available for distribution in connection with future Awards pursuant to this paragraph (c) shall be added to the shares then otherwise remaining available pursuant to paragraph (a) of this Section 3.

(c) Other Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares reserved for issuance under the Plan, in the number and option price of shares subject to outstanding Options granted under the Plan and in the number and price of shares subject to other Awards, as may be determined to be appropriate by the Committee in its sole discretion; provided, however, that any such adjustments shall be made in a manner consistent with the regulations under Code Section 409A so as not to cause the Plan or any Award to become subject to the application of Code Section 409A, and provided further, to the extent consistent with the foregoing, the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any Stock Appreciation Right associated with any Stock Option.

SECTION 4. Eligibility.

Employees and Non-Employee Directors are eligible to be granted Awards under the Plan.

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SECTION 5. Stock Options.

Stock Options may be granted alone, in addition to or in tandem with other Awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve. Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Non-Qualified Stock Options.

The Committee shall have the authority to grant any Participant Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights), provided that Incentive Stock Options may only be granted to Employees. To the extent that any Stock Option does not qualify as an Incentive Stock Option, it shall constitute a separate Non-Qualified Stock Option.

Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Code Section 422, or, without the consent of the Participant(s) affected, to disqualify any Incentive Stock Option under Code Section 422. Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate:

(a) Option Price. The option price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall not be less than 100% of the Fair Market Value of the Stock on the date of grant. However, any Incentive Stock Option granted to any Participant who, at the time the option is granted, owns more than 10% of the voting power of all classes of stock of the Corporation or of a parent or subsidiary of the Corporation, shall have an exercise price no less than 110% of Fair Market Value per share on the date of grant.

(b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall he exercisable more than ten years after the date the Option is granted and no Non-Qualified Stock Option shall be exercisable more than ten years and one day after the date the Option is granted. However, any Incentive Stock Option granted to any Participant who, at the time the option is granted owns more than 10% of the voting power of all classes of Stock of the Corporation or of a parent or subsidiary of the Corporation may not have a term of more than five years. No Stock Option may be exercised by any person after expiration of the term of such Option.

(c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the time of grant; provided, however, that, except as provided in Section 5(f) and Section 9, unless otherwise determined by the Committee at the time of grant, no Stock Option shall be exercisable during the six months following the date of the granting of the Option. If the Committee provides, in its discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to any applicable vesting period or installment exercise provisions that may apply under Section 5(c), Stock Options may be exercised in whole or in part at any time and from time to time during the Option term, by giving written notice of exercise to the Corporation specifying the number of shares to be purchased.

Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the Participant or, in the case of the exercise of a Non-Qualified Stock Option, by the withholding of whole shares of Stock (based, in each case, on the Fair Market Value of the Stock on the date the option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares may be authorized only at the time the option is granted.

No shares of Stock shall be issued until full payment therefore has been made. A Participant shall generally have the rights to dividends or other rights of a shareholder with respect to shares subject to the Option only after the Participant has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 12(a).

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(e) Non-Transferability of Options. No Stock Option shall be transferable by the Participant otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant.

(f) Termination by Reason of Death. Subject to Section 5(j), if a Participant’s employment or service with the Corporation and any Subsidiary terminates by reason of death, any Stock Option held by such Participant may thereafter be exercised, to the extent then exercisable or on such accelerated basis as the Committee may determine at or after grant, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period of one year (or such shorter period as the Committee may specify at the time of grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

(g) Termination by Reason of Disability. Subject to Section 5(j), if a Participant’s employment or service with the Corporation and any Subsidiary terminates by reason of Disability, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine at the time of or after grant, for a period of two years (or such shorter period as the Committee may specify at the time of grant) from the date of such termination of employment or service or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that if the Participant dies within such two-year period (or such shorter period as the Committee shall specify at the time of grant), any unexercised Stock Option held by such Participant shall, at the sole discretion of the Committee, thereafter be exercisable to the extent to which it was exercisable at the time of death for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment or service by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Stock Option will thereafter be treated as a Non-Qualified stock Option.

(h) Voluntary Termination. Subject to Section 5(j), if a Participant voluntarily terminates employment or service with the Corporation and any Subsidiary, any Stock Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination or on such accelerated basis as the Committee may determine at or after grant, for a period of two years (or such shorter period as the Committee may specify at the time of grant) from the date of such termination of employment or service or until the expiration of the stated term of such Stock Option, whichever period is the shorter; provided, however, that, if the Participant dies within such two-year period, any unexercised Stock Option held by such Participant shall, at the sole discretion of the Committee, thereafter be exercisable, to the extent to which it was exercisable at the time of death, for a period of twelve months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of a voluntary termination of employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Stock Option will thereafter be treated as a Non-Qualified Stock Option.

(i) Other Termination. Unless otherwise determined by the Committee at the time of grant, if a Participant’s employment or service with the Corporation and any Subsidiary terminates for any reason other than death, Disability, or voluntary termination, the Stock Option shall thereupon terminate, except that such Stock Option may be exercised for the lesser of three months or the balance of such Stock Option’s term if the Participant is involuntarily terminated by the Corporation without Cause.

(j) Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value of stock (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Corporation and its parent and subsidiary corporations) exceeds $100,000, such Options shall be treated as Options which are not Incentive Stock Options.

To the extent (if any) permitted under Code Section 422, if (i) a participant’s employment with the Corporation and any Subsidiary is terminated by reason of death, Disability, or voluntary termination and (ii) the portion of any Incentive Stock Option that is otherwise exercisable during the post-termination period specified under Section 5(f), (g), or (h), applied without regard to this Section 5(j), is greater than the portion of such Option that is exercisable as an “incentive stock option” during such post-termination period under Code Section 422, such post-termination period shall automatically be extended (but not beyond the original option term) to the extent necessary to permit the Participant to exercise such Incentive Stock Option. The Committee is also authorized to provide at the time of grant for a similar extension of the post-termination exercise period in the event of a Change in Control.

(k) Cash-Out of Option. On receipt of written notice to exercise, the Corporation may, in the Committee’s sole discretion, elect to cash out all or part of the portion of the Option(s) to be exercised by paying the Participant an amount, in cash or Stock, equal to the excess of the Fair Market Value of the Stock over the Option price on the effective date of such exercise.

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(l) Cashless Exercise. To the extent permitted under the applicable laws and regulations under Section 16 of the Securities Act, and the Rules, and with the consent of the Committee, the Corporation agrees to cooperate in a “cashless exercise” of an Option. The cashless exercise shall be effected by the Participant delivering to the Securities Broker instructions to sell or withhold a sufficient number of shares of Common Stock to cover the costs and expenses associated therewith.

SECTION 6. Stock Appreciation Rights.

(a) Grant and Exercise. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan; such rights may be granted only at the time of the grant of such Stock Option.

A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, except that, unless otherwise determined by the Committee, in its sole discretion, at the time of grant, a Stock Appreciation Right granted with respect to less than the full number of shares covered by a related Stock Option shall not be reduced until the number of shares covered by an exercise or termination of the related Stock Option exceeds the number of shares not covered by the Stock Appreciation Right.

A Stock Appreciation Right may be exercised by a Participant, in accordance with Section 6(b), by surrendering the applicable portion of the related Stock Option. Upon such exercise and surrender, the Participant shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

(b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate, if any, shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan.

(ii) Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive an amount in cash and/or shares of Stock equal in value to the excess of the Fair Market Value on the exercise date of one share of Stock over the Option price per share specified in the related Stock Option, multiplied by the number of shares in respect of which the Stock Appreciation Rights have been exercised, with the form of payment to be determined by the Committee.

(iii) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 of the Plan on the number of shares of Stock to be issued under the Plan, but only to the extent of the number of shares issued under the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

(iv) A Stock Appreciation Right granted in connection with a Stock Option may be exercised only if and when the Fair Market Value of the Stock subject to the Stock Option exceeds the exercise price under such Stock Option.

(v) In its sole discretion, the Committee may provide, at the time of grant of a Stock Appreciation Right under this Section 6, that such Stock Appreciation Right can be exercised only in the event of a Change in Control, subject to such terms and conditions as the Committee may specify at the time of grant.

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SECTION 7. Restricted Stock.

(a) Administration. Shares of Restricted Stock may be issued either alone or in addition to other Awards. The Committee shall determine the Participants to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient of Restricted Stock (subject to Section 7(b)), the time or times within which such Awards may be subject to forfeiture, and all other conditions of the Awards.

The Committee may condition the grant of Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee may determine, in its sole discretion.

The provisions of Awards of Restricted Stock need not be the same with respect to each Participant.

(b) Awards and Certificates. The prospective recipient of an Award of Restricted Stock shall not have any rights with respect to such Award, unless and until such recipient has executed an agreement evidencing the Award and has delivered a fully executed copy thereof to the Corporation, and has otherwise complied with the applicable terms and conditions of such Award.

(i) The purchase price for shares of Restricted Stock, if any, shall be determined by the Committee at the time of grant.

(ii) Awards of Restricted Stock must be accepted within a period of 60 days (or such shorter period as the Committee may specify at the time of grant) after the Award date, by executing a Restricted Stock Award Agreement and paying whatever price (if any) is required under Section 7(b)(i).

(iii) Each Participant receiving an Award of Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, or, in the Committee’s discretion, such Award and the shares of Restricted Stock granted thereunder may be recorded electronically. Any certificate issued shall be registered in the name of such Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Univest 2013 Long-Term Incentive Plan and an Agreement entered into between the registered owner and Univest Corporation of Pennsylvania. Copies of such Plan and Agreement are on file in the offices of Univest Corporation of Pennsylvania, 14 North Main Street, Souderton, Pennsylvania 18964, Attention: Human Resources – Executive Compensation.”

(iv) The Committee shall require that any stock certificates evidencing such shares be held in custody by the Corporation until the restrictions thereon shall have lapsed, and that, as a condition of any Award of Restricted Stock, the Participant shall have delivered a stock power, endorsed in blank, relating to the Stock covered by such Award.

(c) Restrictions and Conditions. The shares of Restricted Stock awarded pursuant to this Section 7 shall be subject to the following restrictions and conditions.

(i) Subject to the provisions of this Plan and the Award agreement, during a period set by the Committee commencing with the date of such Award (the “Restriction Period,”) the Participant shall not be permitted to sell, transfer, pledge, assign, or otherwise encumber shares of Restricted Stock awarded under the Plan. Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions in installments and may accelerate or waive such restrictions in whole or in part, based on service, performance, or such other factors or criteria as the Committee may determine, in its sole discretion.

(ii) Except as provided in this paragraph (ii) and Section 7(c)(i), the Participant shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Corporation, including the right to vote the shares, and the right to receive any cash dividends. The Committee, in its sole discretion, as determined at the time of award, may require the payment of cash dividends to be deferred and, if the Committee so determines, reinvested in additional Restricted Stock to the extent shares are available under Section 3; provided, however, that any such provision for the deferral of cash dividends shall comply with the requirements for establishment of a permissible time and form of payment of such dividends, and shall otherwise comply with the applicable regulations, under Code Section 409A.

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(iii) Except as provided in Section 7(c)(iv), upon termination of a Participant’s employment or service with the Corporation and any Subsidiary for any reason during the Restriction Period, all shares still subject to restriction shall be forfeited by the Participant.

(iv) In the event of hardship or other special circumstances of a Participant whose employment or service with the Corporation and any Subsidiary is involuntarily terminated (other than for Cause), the Committee may, in its sole discretion, waive in whole or in part any or all remaining restrictions with respect to such Participant’s shares of Restricted Stock, based on such factors as the Committee may deem appropriate.

(v) If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock subject to such Restriction Period, the certificates for such shares, if any, shall be promptly delivered to the Participant.

SECTION 8. Long Term Performance Awards.

(a) Awards and Administration. Long Term Performance Awards may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the nature, length, and starting date of the performance period (the “Performance Period”) for each Long Term Performance Award, and shall determine the performance objectives to be used in valuing Long Term Performance Awards and determining the extent to which such Long Term Performance Awards have been earned. Performance objectives may vary from Participant to Participant and between groups of Participants and shall be based upon such Corporation, business unit, and/or individual performance factors and criteria as the Committee may deem appropriate, including, but not limited to, earnings per share or return on equity. Performance Periods may overlap and Participants may participate simultaneously with respect to Long Term Performance Awards that are subject to different Performance Periods and/or different performance factors and criteria.

At the beginning of each Performance Period, the Committee shall determine for each Long Term Performance Award subject to such Performance Period the range of dollar values or number of shares of Stock to be awarded to the Participant at the end of the Performance Period if and to the extent that the relevant measure(s) of performance for such Long Term Performance Award is (are) met. Such dollar values or number of shares of Stock may be fixed or may vary in accordance with such performance and/or other criteria as may be specified by the Committee, in its sole discretion.

(b) Adjustments of Awards. In the event of special or unusual events or circumstances affecting the application of one or more performance objectives to a Long Term Performance Award, the Committee may revise the performance objectives and/or underlying factors and criteria applicable to the Long Term Performance Awards affected, to the extent deemed appropriate by the Committee, in its sole discretion, to avoid unintended windfalls or hardship.

(c) Termination of Employment or Service. Unless the Committee otherwise determines at the time of grant, if a Participant terminates employment or service with the Corporation during a Performance Period, then such Participant shall not be entitled to any payment with respect to any Long Term Performance Award subject to such Performance Period.

(d) Form of Payment. The earned portion of a Long Term Performance Award shall be paid on a date specified by the Committee, which date shall be not later than March 15 of the year following the year in which the relevant Performance Period ends. Payment shall be made in the form of cash or whole shares of Stock, including Restricted Stock, as the Committee shall determine at the time of grant. If and to the extent a Long Term Performance Award is payable in Stock and the full amount of such value is not paid in Stock, then the shares of Stock representing the portion of the value of the Long Term Performance Award not paid in Stock shall again become available for award under the Plan.

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SECTION 9. Change in Control Provisions.

(a) Impact of Event.

In the event of a “Change in Control” as defined in Section 9(b), unless otherwise determined by the Committee or the Board at the time of grant,

(i) Any Stock Appreciation Rights outstanding for at least six months and any Stock Options awarded under the Plan not previously exercisable and vested which have been held for at least six months from the date of grant, shall become fully vested and exercisable.

(ii) The restrictions applicable to any Award of Restricted Stock under the Plan shall lapse and such shares and Awards shall be deemed fully vested.

(iii) The value of all outstanding Stock Options, Stock Appreciation Rights and Restricted Stock shall, unless otherwise determined by the Committee at the time of grant, be cashed out on the basis of Fair Market Value as of the date such Change in Control occurs.

(b) Definition of “Change in Control.” For purposes of Section 9(a), a “Change in Control” means the happening of any of the following:

(i) When any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Corporation or a Subsidiary or any Corporation employee benefit plan (including any trustee of such plan acting as trustee)), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Corporation representing 30 percent or more of the combined voting power of the Corporation’s then outstanding securities without the consent of a majority of the Board;

(ii) When, during any period of twelve consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board of Directors of the Corporation cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such period shall be deemed to have satisfied the twelve-month requirement if such director was elected by, or on the recommendation of, at least two-thirds of the directors who were directors at the beginning of such period (either actually or by prior operation of this Section 9(b)(ii);

(iii) a merger, consolidation, or similar transaction involving the Corporation with another corporation or entity in which shareholders of the Corporation, immediately prior to the merger, consolidation, or similar transaction, will not beneficially own, immediately after the merger, consolidation, or similar transaction, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled to cast in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); or

(iv) a sale or other disposition of all or substantially all of the assets of the Corporation.

SECTION 10. Amendments and Termination.

The Board may amend, alter, or discontinue the Plan at any time and from time to time, but no amendment, alteration, or discontinuation shall be made which would impair the rights of a Participant with respect to an Award, without the Participant’s consent, or which, without the approval of the Corporation’s shareholders, would:

(a) except as expressly provided in this Plan, increase the total number of shares reserved for the purpose of the Plan; or

(b) change the classes of individuals eligible to participate in the Plan.

Subject to the above provisions, the Board shall have broad authority to amend the Plan to take into account changes in applicable tax laws and accounting rules, as well as other relevant regulatory developments.

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SECTION 11. Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Corporation, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Corporation. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to Awards hereunder, provided, however, that the assets of any such trust or arrangement may not be transferred, assigned, pledged, attached, encumbered, or otherwise subject to the claims of any creditor of a Participant, and any such assets shall remain subject to the claims of the Corporation’s creditors.

SECTION 12. General Provisions.

(a) The Committee may require each person purchasing shares pursuant to a Stock Option under the Plan to represent to and agree with the Corporation in writing that the Participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Exchange Act, any stock exchange upon which the Stock is then listed, and any applicable Federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

(c) The adoption of the Plan shall not confer upon any Employee or Non-Employee Director of the Corporation or any Subsidiary any right to continued employment or service with the Corporation or any Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate the employment or service of any of its Employees or Non-Employee Directors at any time.

(d) No later than the date as of which an amount first becomes includible in the gross income of the Participant for Federal or state income tax purposes with respect to any Award, the Participant shall pay to the Corporation, or make arrangements satisfactory to the Committee regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld, if any, with respect to such amount. Unless otherwise determined by the Committee, the minimum required withholding obligations may be settled with Stock, including Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements and the Corporation shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(e) At the time of grant, the Committee may provide in connection with any grant made under this Plan that the shares of Stock received as a result of such grant shall be subject to a right of first refusal, pursuant to which the Participant shall be required to offer to the Corporation any shares that the participant wishes to sell, with the price being the then Fair Market Value of the Stock, subject to such other terms and conditions as the Committee specify at the time of grant.

(f) The reinvestment of dividends in additional Restricted Stock (or in other types of Awards) at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

(g) The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of the Participant’s death are to be paid.

(h) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Further, the Plan and all Awards shall be construed consistent with Code Section 409A and all applicable guidance thereunder so as not to result in the inclusion in any Participant’s income of any benefit under this Plan or under any Award by reason of the application of such section.

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SECTION 13. Effective Date of Plan.

The Plan shall become effective on April 16, 2013, subject to the approval of the Plan by the shareholders of the Corporation within 12 months of adoption by the Board. If the Plan is not approved within such 12-month period, then the Plan shall terminate and any Awards granted hereunder shall be void and of no further force or effect.

SECTION 14. Term of Plan.

No Award shall be granted pursuant to the Plan on or after the tenth anniversary of the date the Univest 2013 Long-Term Incentive Plan received shareholder approval, but Awards granted prior to such tenth anniversary may extend beyond that date.

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